Capital Projects Worksheet

                             Rock Falls IL - Super 8
                                  July 20, 1995


Assumptions
State Sales Tax                7.8%                                                                  $226,919    $93,853    $38,616
Freight                        8.0%
Purchasing Fee                 5.5%

Guest Room                    Cost      Tax & Freight   Fee    Installation   Unit Cost   # Units      Total   On Order/Comp   1995
Carpet (40 yd)                 $353          $56         $19        $250         $678          63     $42,715    $42,715
Carpet pad                      $40           $6          $2                      $49          63      $3,056     $3,056
Vinyl                          $115          $18          $6        $300         $439           0          $0
Drapes                          $93          $15          $5        $120         $233          63     $14,664
Shears                          $38           $6          $2                      $46           0          $0
Blackouts                       $42           $7          $2                      $51           0          $0
Drapery rod                     $60           $9          $3                      $73           0          $0
Double Bedspread                $80          $13          $4                      $97          37      $3,589
Queen Bedspread                 $85          $13          $5                     $103          26      $2,680
King Bedspread                  $90          $14          $5                     $109           0          $0
Double bed set                 $157          $25          $9                     $190          97     $18,465
Queen bed set                  $180          $28         $10                     $218           0          $0
King bed set                   $222          $35         $12                     $269           2        $538
Door lock - Ving mechanical    $185          $29         $10                     $224           0          $0
Door lock - Ving Electronic    $220          $35         $12                     $267          66     $17,606
Television w/remote            $300          $47         $17                     $364          63     $22,916    $14,544    $8,372
Television w/o remote          $320          $50         $18                     $388           0          $0
Air conditioner                $600          $95         $33                     $728          50     $36,375    $19,631   $16,744

Case goods
Double head board (2)          $136          $21          $7                     $165          20      $3,298
Queen head board (2)           $136          $21          $7                     $165           0          $0
King head board                $106          $17          $6                     $129           0          $0
Double/Queen night stand (1)   $108          $17          $6                     $131          20      $2,619
King nightstand                 $93          $15          $5                     $113           0          $0
Double/Queen wall lamp (1)      $52           $8          $3                      $63          20      $1,261
King wall lamp (2)             $104          $16          $6                     $126           0          $0
Dresser                        $217          $34         $12                     $263          20      $5,262
Desk                           $173          $27         $10                     $210          20      $4,195
Desk Chair                     $110          $17          $6                     $133          20      $2,668
Art                             $75          $12          $4                      $91          20      $1,819
Mirror                          $62          $10          $3                      $75          20      $1,504
Lounge chair                   $200          $32         $11                     $243          27      $6,548
Desk Lamp                       $34           $5          $2                      $41          20        $825
Floor lamp                      $60           $9          $3                      $73          20      $1,455

Guest Bath
Vinyl                           $25           $4          $1                      $30           0          $0
Vanity                         $250          $39         $14                     $303          10      $3,031
Tub                            $200          $32         $11                     $243          10      $2,425

Public Area
Carpet (yard) High end          $50           $8          $3        incl          $61           0          $0
Carpet (yard) Low end           $37           $6          $2        incl          $45         310     $13,907    $13,907
Vinyl (yard)                    $12           $2          $1        incl          $15           0          $0

Systems - Major Maintenance
Property Management              $0
F&B Point of Sale                $0
Telephone                        $0
Repair Est. Wall                 $0                                                                        $0
Replace Water Heater             $0                                                                        $0
Replace Roof                     $0                                                                        $0
Parking lot resurface        $5,000                                                                    $5,000     $5,000
Property Management System       $0                                                                        $0
Parking lot restriping       $3,500                                                                    $3,500     $3,500
Repaint Trim                 $5,000                                                                    $5,000     $5,000

                                  EXHIBIT 10.7

                    AN APPRAISAL OF THE SUPER 8 MOTEL IN
                    ROCK FALLS, ILLINOIS

                    FOR

                    HOST FUNDING, INC.

                    AS OF DECEMBER 1, 1994

















Copyright 1994, Arthur Andersen LLP, 33 West Monroe Street, Chicago, Illinois 60603, U.S.A.
All rights reserved.

                          [ARTHUR ANDERSEN LETTERHEAD]

December 27, 1994

Mr. John S. Phillips
President
Host Funding, Inc.
7825 Fay Avenue, Suite 250
LaJolla, California  92037

                                                               312-507-5993

Re:  Super 8 Motel, Rock Falls, Illinois

Dear Mr. Phillips:

In accordance with your request, we have performed a complete self-contained narrative appraisal of the Super 8 Motel located in Rock Falls, Illinois. It is a limited service hotel with 63 rooms situated on 106,567 square feet of land.

The purpose of this appraisal is to estimate the market value of the fee simple interest in the property on a going-concern basis, as of December 1, 1994. It is our understanding that the report is to be used for review by a rating agency for securitization purposes. A copy of this report may be distributed to Mr. Guy Hatfield of All American Group LP, and may be included, or referred to, in a Securities and Exchange Commission Filing. This report can only be used for the purposes stated and only by our client and the listed third parties.

The accompanying report, of which this letter is a part, describes the building improvements and methods of appraisal, and contains pertinent data considered in reaching our value conclusions. The opinion of value is subject to the attached certification and statement of general assumptions and limiting conditions.

Based on our analysis, the market value of the fee simple interest in the subject property on a going-concern basis, as of December 1, 1994, was:

               TWO MILLION THREE HUNDRED SEVENTY THOUSAND DOLLARS
                                   $2,370,000

Our appraisal of the property, including basic assumptions and limited conditions, is detailed in the attached report.

Very truly yours,

                                TABLE OF CONTENTS


LETTER OF TRANSMITTAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
SUMMARY OF SALIENT FACTS AND CONCLUSIONS . . . . . . . . . . . . . . . . . . .3
CERTIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
STATEMENT OF GENERAL ASSUMPTIONS AND LIMITING CONDITIONS . . . . . . . . . . .6
INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     Property Appraised. . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     Property Rights Appraised . . . . . . . . . . . . . . . . . . . . . . . .8
     Purpose and Function of the Appraisal . . . . . . . . . . . . . . . . . .8
     Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     Ownership History . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     Date of Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     Scope of the Appraisal. . . . . . . . . . . . . . . . . . . . . . . . . .9
DESCRIPTION AND ANALYSIS . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     Site Description. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     Improvement Description . . . . . . . . . . . . . . . . . . . . . . . . 11
     Property Taxes and Assessments. . . . . . . . . . . . . . . . . . . . . 12
     Zoning and Other Use Restrictions . . . . . . . . . . . . . . . . . . . 13
     Area Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     Neighborhood Analysis . . . . . . . . . . . . . . . . . . . . . . . . . 15
MARKET ANALYSIS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     Overview. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     Market Segments/Competitive Supply. . . . . . . . . . . . . . . . . . . 16
     Average Daily Rate and Occupancy. . . . . . . . . . . . . . . . . . . . 17
HIGHEST AND BEST USE . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
VALUATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
COST APPROACH. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     Site Valuation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     Valuation of Improvements . . . . . . . . . . . . . . . . . . . . . . . 24
SALES COMPARISON APPROACH. . . . . . . . . . . . . . . . . . . . . . . . . . 27
     Summary of the Sales Comparison Approach. . . . . . . . . . . . . . . . 28
INCOME CAPITALIZATION APPROACH . . . . . . . . . . . . . . . . . . . . . . . 29
     Market and Subject Operating Trends . . . . . . . . . . . . . . . . . . 30
     Income and Forecast Assumptions . . . . . . . . . . . . . . . . . . . . 32
     Expenses Analysis . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     Direct Capitalization Method. . . . . . . . . . . . . . . . . . . . . . 33
     Discounted Cash Flow Method . . . . . . . . . . . . . . . . . . . . . . 36
     Conclusion of the Income Capitalization Approach. . . . . . . . . . . . 37
RECONCILIATION AND FINAL VALUE ESTIMATE. . . . . . . . . . . . . . . . . . . 38
ADDENDA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

Property Name:                          Super 8 Motel

Location:                               2100 1st Avenue
                                        Rock Falls, Illinois

Owner of Record:                        All American Group LP

Real Estate Tax Identification Code:    285.01

Date of Valuation:                      December 1, 1994

Purpose and Function of the Appraisal:  Estimate the market value of the fee simple interest on a going-concern basis for securitization purposes

Interest Appraised:                     Fee simple on a going concern basis

Land Area:                              106,567 square feet

Building Description:                   Two story, limited service motel with 63
                                        rooms, wood-frame with masonite veneer

Year Completed/Renovated:               1985

Amenities:                              Continental breakfast, free local calls

Highest and Best Use
    AS VACANT:                          Commercial
    AS IMPROVED:                        Current Use

Year of Stabilization:                  1995(FISCAL YEAR, DECEMBER 1, 1994-
                                        NOVEMBER 30, 1995)
    OCCUPANCY:                          81%
    AVERAGE DAILY RATE:                 $37.50

Indications of Value
    COST APPROACH:                      $2,370,000
    SALES COMPARISON APPROACH:          $2,140,000
    INCOME CAPITALIZATION APPROACH:     $2,370,000
        Direct Capitalization Method:   $2,440,000
        Discounted Cash Flow Method:    $2,300,000




--------------------------------------------------------------------------------
                              Arthur Andersen LLP - Real Estate Services Group 3

Final Value Opinion:                    $2,370,000

Unit Value Conclusion
    PER ROOM:                           $37,600 (rounded)
    PER SQUARE FOOT:                    $109 (rounded)

Allocation of Value:                    Real Property:      $1,276,000
                                        Personal Property:     224,000
                                        Business Value:        870,000
                                                            ----------
                                        Total:              $2,370,000







--------------------------------------------------------------------------------
                              Arthur Andersen LLP - Real Estate Services Group 4

                                  CERTIFICATION

We certify that, to the best of our knowledge and belief,

     the statements of fact contained in this report are true and correct;

     the reported analyses, opinions, and conclusions are limited only by the accompanying limiting conditions and assumptions, and are our personal, unbiased professional analyses, opinions, and conclusions;

     we have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved;

     our compensation is not contingent on an action or event resulting from the analyses, opinions or conclusions in, or the use of, this report;

     our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice;

     as of the date of this report, William J. Carter, MAI, has completed the requirements of the continuing education program of the Appraisal Institute;

     a personal inspection of the property that is the subject of this report was made by James M. Graham on November 30, 1994;

     William J. Carter, MAI, and Kimberly L. Sass did not inspect the property that is the subject of this report; William J. Carter, MAI, and Kimberly L. Sass are general certified real estate appraisers in the State of Illinois;

     no one provided significant professional assistance to the persons signing this report; and that we certify that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.



                              ------------------------------------------------
                              William J. Carter, MAI
                              Participating Principal - Real Estate Services Review Appraiser
                              IL Certified General R.E. Appraiser--153-000352


                              ------------------------------------------------
                              Kimberly L. Sass
                              Manager - Real Estate Services
                              Review Appraiser
                              IL Certified General R.E. Appraiser -- 153-000871


-----------------------------
James M. Graham
Staff Appraiser



--------------------------------------------------------------------------------
                              Arthur Andersen LLP - Real Estate Services Group 5

                 STATEMENT OF GENERAL ASSUMPTIONS AND LIMITING
                                   CONDITIONS

This appraisal report is subject to the following general assumptions and limiting conditions:

1. No investigation has been made of, and no responsibility is assumed for, the legal description or for legal matters including title or encumbrances. Title to the property is assumed to be good and marketable unless otherwise stated. The property is further assumed to be free and clear of liens, easements, encroachments and other encumbrances unless otherwise stated, and all improvements are assumed to lie within property boundaries.

2. Information furnished by others, upon which all or portions of this report are based, is believed to be reliable, but has not been verified in all cases. No warranty is given as to the accuracy of such information.

3. It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been, or can readily be obtained, or renewed for any use on which the value estimates provided in this report are based.

4. Full compliance with all applicable federal, state and local zoning, use, occupancy, environmental, and similar laws and regulations is assumed, unless otherwise stated.

5. No responsibility is taken for changes in market conditions and no obligation is assumed to revise this report to reflect events or conditions which occur subsequent to the appraisal date hereof.

6.   Responsible ownership and competent property management are assumed.

7. The allocation, if any, in this report of the total valuation among components of the property applies only to the program of utilization stated in this report. The separate values for any components may not be applicable for any other purpose and must not be used in conjunction with any other appraisal.

8. Areas and dimensions of the property were obtained from sources believed to be reliable. Maps or sketches, if included in this report, are only to assist the reader in visualizing the property and no responsibility is assumed for their accuracy. No independent surveys were conducted.

9. It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that affect value. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

10. No soil analysis or geological studies were ordered or made in conjunction with this report, nor was an investigation made of any water, oil, gas, coal, or other subsurface mineral and use rights or conditions.

11. Neither Arthur Andersen LLP nor any individuals signing or associated with this report shall be required by reason of this report to give further consultation, to provide testimony or appear in court or other legal proceedings, unless specific arrangements therefor have been made.


--------------------------------------------------------------------------------
                              Arthur Andersen LLP - Real Estate Services Group 6

12. This appraisal has been made in conformance with, and is subject to, the requirements of the Code of Professional Ethics and Standards of Professional Conduct of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice.

13. This report has been made only for the purpose stated and shall not be used for any other purpose. Neither this report nor any portions thereof (including without limitation any conclusions as to value, the identity of Arthur Andersen LLP or any individuals signing or associated with this report, or the professional associations or organizations with which they are affiliated) shall be disseminated to third parties by any means without the prior written consent and approval of Arthur Andersen LLP

14. We have not been engaged nor are qualified to detect the existence of hazardous material which may or may not be present on or near the property. The presence of potentially hazardous substances such as asbestos, urea-formaldehyde foam insulation, industrial wastes, etc. may affect the value of the property. The value estimate herein is predicated on the assumption that there is no such material on, in, or near the property that would cause a loss in value. No responsibility is assumed for any such conditions or for any expertise or engineering knowledge required to discover them. The client should retain an expert in this field if further information is desired.

15. The date of value to which the conclusions and opinions expressed in this report apply is set forth in the opinion letter at the front of this report. Our value opinion is based on the purchasing power of the United States' dollar as of this date.

16. The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, we did not consider possible noncompliance with the requirements of the ADA in estimating the value of the property.

17. Arthur Andersen LLP's maximum liability relating to services rendered for this engagement (regardless of form of action, whether in contract, negligence or otherwise), shall be limited to the fees paid to Arthur Andersen LLP for its services under this agreement. In no event shall Arthur Andersen LLP be liable for consequential, special, incidental or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.) even if it has been advised of their possible existence.

18. Client shall indemnify and hold Arthur Andersen LLP and its personnel from and against any claims, liabilities, costs and expenses (including, without limitation, attorney's fees and the time of Arthur Andersen LLP personnel involved but excluding consequential, special incidental or punitive damages) brought against, paid or incurred by Arthur Andersen LLP at any time and in any way arising out of a breach by client of its obligations under this agreement.



--------------------------------------------------------------------------------
                              Arthur Andersen LLP - Real Estate Services Group 7

                                  INTRODUCTION

PROPERTY APPRAISED

The Super 8 Motel is limited service with 63 rooms located at 2100 1st Avenue, Rock Falls, Illinois. The improvements were completed in 1985, contain 21,696 square feet and occupy 106,567 square feet of land. A copy of the legal description is located in the Addenda.

PROPERTY RIGHTS APPRAISED
Since the property is appraised as a going-concern, we assume all property rights which can be owned are included in our estimate of market value. The property rights included are as follows:

     1.   RIGHTS IN REAL ESTATE
          -    LAND, SITE IMPROVEMENTS AND BUILDING IMPROVEMENTS;

     2.   RIGHTS IN TANGIBLE PERSONAL PROPERTY
          -    FURNITURE, FIXTURES AND EQUIPMENT;

     3.   RIGHTS TO INTANGIBLE PERSONAL PROPERTY (BUSINESS-RELATED ASSETS)
          -    MANAGEMENT CONTRACTS, FRANCHISE AGREEMENTS AND GOODWILL

Any separate indications that are developed as an allocation of total value on a going-concern basis are not meant to reflect the intrinsic value of each component if sold on a liquidation basis. Rather, they should be interpreted as the approximate contributory value to overall property value as a going-concern.


PURPOSE AND FUNCTION OF THE APPRAISAL
This report estimates the market value of the fee simple interest in the property on a going-concern basis, as of December 1, 1994. It is our understanding that this information will be used for securitization purposes.





--------------------------------------------------------------------------------
                              Arthur Andersen LLP - Real Estate Services Group 8

DEFINITIONS
Our appraisal conclusions are subject to the definition of value below and the Statement of General Assumptions and Limiting Conditions that follows the Certification. Market value, as used herein, is defined as:

          THE MOST PROBABLE PRICE, AS OF A SPECIFIED DATE, IN CASH, OR IN TERMS EQUIVALENT TO CASH, OR IN OTHER PRECISELY REVEALED TERMS, FOR WHICH THE SPECIFIED PROPERTY RIGHTS SHOULD SELL AFTER REASONABLE EXPOSURE IN A COMPETITIVE MARKET UNDER ALL CONDITIONS REQUISITE TO FAIR SALE, WITH THE BUYER AND SELLER EACH ACTING PRUDENTLY, KNOWLEDGEABLY AND FOR SELF-INTEREST, AND ASSUMING THAT NEITHER IS UNDER UNDUE DURESS.

Except as noted, this definitions and other definitions of appraisal terminology in this report are taken from THE APPRAISAL OF REAL ESTATE, Tenth Edition, Appraisal Institute.

Going-concern value, as used herein, is defined as:

          THE VALUE CREATED BY A PROVEN PROPERTY OPERATION; CONSIDERED AS A SEPARATE ENTITY TO BE VALUED WITH A SPECIFIC BUSINESS ESTABLISHMENT.

This definition of appraisal terminology is taken from THE DICTIONARY OF REAL ESTATE APPRAISAL, Third Edition, Appraisal Institute.

OWNERSHIP HISTORY
Guy Hatfield and family have been the majority owners of the property since it was developed. In February 1993 ownership was assigned to a limited partnership called All American Group LP.

DATE OF VALUE
The property was inspected by James M. Graham on November 30, 1994 and the effective date of our value opinion is December 1, 1994. The property was not inspected by William J. Carter, MAI, or Kimberly L. Sass.

SCOPE OF THE APPRAISAL
This is complete, self contained, narrative appraisal which has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics of the Appraisal Institute.



--------------------------------------------------------------------------------
                              Arthur Andersen LLP - Real Estate Services Group 9

We have assumed that the operating information provided by our client accurately reflects the historical operating performance of the subject.

In the course of our investigation, we consulted county and city offices for information about zoning and growth trends, we contacted the county assessor's office for tax and assessment data, examined the market area and inspected the property to evaluate its condition, functional qualities, and market appeal. We also surveyed competitive properties and consulted local real estate offices for comparable sales, offerings, and operating expense information. When possible, we inspected those sales and offerings considered to be within or similar to the subject market and otherwise comparable. We attempted to confirm the chosen comparable sales with the seller, buyer, broker, participating attorney or local reliable appraiser. Finally, we collated and applied the resulting information in the valuation process.

MARKETING TIME

Marketing time is the "REASONABLE AMOUNT OF TIME IT MIGHT TAKE TO SELL AN INTEREST IN REAL PROPERTY AT ITS ESTIMATED MARKET VALUE DURING THE PERIOD IMMEDIATELY AFTER THE EFFECTIVE DATE OF THE APPRAISAL." The hotel industry has shown good improvement in the last year and a half with many buyers in the market. Some of the most sought after properties are chain affiliated limited service properties with good cash flows. Since the subject is a Super 8, has a good cash flow history and is a highway motel, we believe a marketing time of 8 to 12 months is considered reasonable. This estimate is supported by Second Quarter 1994 Korpacz and CB Commercial Investor Surveys.






--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 10

                            DESCRIPTION AND ANALYSIS

SITE DESCRIPTION
Location:                                    2100 1st Avenue
                                             Rock Falls, Illinois

Shape:                                       Rectangular

Frontage:                                    1st Avenue

Size:                                        106,567 square feet

Access/Visibility:                           Good/Good

Topography:                                  Level

Apparent Soil and Subsoil Conditions:        None observed

Flood Plain:                                 Zone B, Map 170694B, area of no
                                             flooding

Utilities:                                   All available

Easements:                                   Other than typical utility
                                             easements, no other easements were
                                             evident.

IMPROVEMENT DESCRIPTION

Date of Construction:                        1985

Area & Room Mix
               GROSS AREA:                   21,696 square feet

               ROOM MIX:                     Singles                  35
                                             Doubles                  24
                                             Handicap                 1
                                             King Suites              2
                                             Master Suites            1
                                             Total                    63

Meeting Space:                               None

Elevators:                                   None

Security:                                    Cameras positioned on exterior
                                             doors, office, and front desk; door
                                             buzzer and police alarm button

Fire Protection:                             Sprinklers in the suite, mechanical
                                             room, and laundry room; fire
                                             extinguishers and emergency
                                             lighting



--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 11

General Construction Features:               Wood frame with masonite veneer

Interior Features:                           Carpeting, vinyl tile, incandescent
                                             and fluorescent lighting in the
                                             common areas, incandescent lighting
                                             in the guest rooms.

Common Areas:                                Front desk, manager's office,
                                             lobby, laundry room, mechanical
                                             room.

Site Improvements:                           Asphalt parking, concrete sidewalks
                                             and curbs, rear parking light and
                                             pole, front sign, shed, and
                                             landscaping.

Overall Condition:                           Rooms and common areas have been
                                             partially renovated in the last 3
                                             years and further work such as
                                             painting all rooms and recarpeting
                                             the rooms and hallways on both
                                             floors is expected.  New HVAC units
                                             and TV sets will be purchased over
                                             time.  The property has  recently
                                             undergone renovations to repair
                                             damages from such unexpected
                                             sources as a fire in the handicap
                                             room and destructive
                                             conventioneers.  Overall the
                                             improvements are in good condition.

PROPERTY TAXES AND ASSESSMENTS

The property is assessed by the Whiteside County Assessor every four years. The assessed value is equal to one-third of the market value. Real estate taxes are payable in semi-annual installments in June and September. The following table summarizes the assessed value, tax rate and actual property taxes for the last three years.


          ---------------------------------------------------------
                                          Overall
          Tax Year    Assessed Value      Tax Rate      R.E. Taxes
          --------    --------------      --------      ----------
          1992           345,582          10.0691         34,797
          1993           346,405          10.3131         35,725
          1994           361,473          10.0171         36,209
          --------------------------------------------------------

Taxes have increased on average 2 percent between 1992 and 1994 while the overall tax rate has decreased. The assessed value, which is 1/3 of market value has increased on average 2.2 percent from 1992 to 1994.




--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 12

GRAPH DESCRIPTION:                           ROCK FALLS, ILLINOIS REGIONAL MAP
                                             WITH AN ARROW POINTING TO THE
                                             LOCATION BY THE MOTEL.

                                             [CRC map]





--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 13

ZONING AND OTHER USE RESTRICTIONS
The property is zoned B-1, General Business Districts, by the City of Rock Falls Zoning Department. This designation permits any retail business, personal or business service establishment or wholesale business. Based on our interpretation of the most recent zoning ordinance, the building appears to be a legally conforming use.

AREA OVERVIEW
Rock Falls and Sterling, referred to as the "companion communities", are located in the northwest portion of Illinois, in Whiteside County. It is approximately 115 miles east of Chicago, 146 miles southwest of Milwaukee, and 244 miles northeast of St. Louis. The two communities are on the east-west route of Interstate 88 that leads to Chicago and extends the length of the state. The Whiteside County Airport in Rock Falls is classified by the FAA as a commercial aviation airport with approximately 31,000 takeoffs and landings chartered each year. United Express offers shuttle flights to Chicago and other midwestern cities.

The Whiteside County economy is driven primarily by manufacturing, wholesale/retail services and agriculture. Companies such as Northwestern Steel & Wire (the area's largest employer), National Manufacturing, and Wahl Clipper, are the largest manufacturing employers in the county. Recent developments among them include Wahl Clipper's addition of 150 employees over the last 3 years, National Manufacturing's addition of 100 employees over the same time period, and Northwestern Steel's decrease in employment of approximately 150 people over the next year or two through attrition. Raynor and Borg Warner, two large employers located approximately ten miles east of the Whiteside County line in Dixon, have recently added 140 and 40 employees, respectively.


Agriculture has also had a strong influence in the development of business and industry in the area, however, a majority of the employment is only during the harvest season. More than $119 million is generated by agriculture-related industries each year. Corn, soybeans, hogs and cattle are the major sources of agriculture income. Migrant workers, who seasonally pick soybeans in the area, are a large source of business at the Super 8 in the summer.

The population of Whiteside County grew a slight 0.31 percent per year between 1990 and 1992, however, population decreased between 1980 and 1992. The county had an unemployment rate of 4.5 percent in October 1994, which was well below the state of Illinois. This area is expected to maintain a stable economic environment. The manufacturing sector appears to be in a period of slow growth which should continue to create a stable demand for the subject's rooms. Since the major employer, Northwestern Steel and Wire is not hiring but going through a slow trimming of their workforce through attrition, population is


--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 14
not expected to increase at any substantial rate. However, the growth of the other two major employers should help maintain the existing population base.

The information in the following tables were obtained from the U.S. Bureau of Census unless otherwise noted.


--------------------------------------------------------------------------------------------------------------------------
                                                               Population
                                                            Historical Trends
--------------------------------------------------------------------------------------------------------------------------
                           Actual       Actual      Annual Compounded      Actual      Annual Compound     Annual Compound
                            1980         1990        Change 1980-1990       1992       Change 1990-1992         Change
                            ----         ----        ----------------       ----       ----------------          -----
City of Rock Falls         10,633        9,654           -0.95%              N/A             N/A                  N/A
City of Sterling           16,281       15,132           -0.72%              N/A             N/A                  N/A
Whiteside County           65,970       60,186           -0.91%            60,563          -0.31%                -0.71%
---------------------------------------------------------------------------------------------------------------------------
SOURCE: ROCK FALLS CHAMBER OF COMMERCE


                                          [GRAPH]



         ----------------------------------------------------------------------
                               8 Largest Private/Public Employers
         ----------------------------------------------------------------------
                           Employer                      Number of Employees*
                  Northwestern Steel & Wire                      2,300
                     CGH Medical Center                            750
                  Raynor Manufacturing Co.                         740
                 National Manufacturing Co.                        700
                        Wahl Clipper                               600
             Illinois Department of Corrections                    516
                     Sauk Valley College                           477
                        KSB Hospital                               450
         ----------------------------------------------------------------------

         * INCLUDES DIXON AREA EMPLOYERS

  -----------------------------------------------------------------------------
                                    Unemployment

  -----------------------------------------------------------------------------
                          Whiteside County     Illinois       United States
                          ----------------     --------       -------------
     Annual Avg 1992          7.1%               7.5%             7.4%
     Annual Avg 1993          7.1%               7.4%             6.8%
     October 1994             4.5%               5.7%             5.4%
  -----------------------------------------------------------------------------

     SOURCE: ILLINOIS DEPARTMENT OF EMPLOYMENT SECURITY



--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 15

NEIGHBORHOOD ANALYSIS
The immediate neighborhood is identified as 1st Avenue. This area is approximately bounded by E. 7th Street on the north and Interstate 88 on the south. The subject is located on the west side of 1st Avenue. 1st Avenue (Illinois 88) is a four lane road that extends through Rock Falls in a north-south direction. Two blocks north of the subject, 1st Avenue intersects with Highway 30, a four lane road that extends east-west. Adjacent north is the Red Apple Family Restaurant, to the south is a vacant field followed by two warehouse-distribution buildings, to the east is the subject's main competitor, the Ramada Inn, and to the west is vacant land. The neighborhood is about 65 percent developed. However, little of the developable land is currently listed on the market. Many of the houses and commercial buildings in the neighborhood are generally older construction. The main commercial businesses along 1st Avenue are service stations, fast food restaurants, sit down restaurants, automotive and retail stores. The subject is very compatible with the surrounding neighborhood uses.

Interstate 88 and Highway 30 are easily accessible from the subject by 1st Avenue. These highways provide access to other cities such as Chicago, Peoria and the Quad Cities. The subject's close proximity to the interstate is a key factor in its success.

     CONCLUSION
Whiteside County has a stable economic base driven by manufacturing, services and agriculture. This has resulted in an unemployment rate below the national and state average. Although the population decreased in the 1980s, it has since leveled off. Little economic and population growth is expected in the near future. Therefore, the subject is expected to perform at a similar stable level.





--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 16

                               COMPETITION SUMMARY
                          SUPER 8 MOTEL, ROCK FALLS, IL

                                Proximity                 # of

  Property                      to Subject               Rooms      YOC              Amenities
--------------------------------------------------------------------------------------------------------------
SUBJECT --
  Super 8 Motel                          ---              63        1985       Continental Breakfast, coffee,
  2100 1st Avenue                                                              suites, Truck parking,
  Rock Falls, IL                                                               free local calls.
PRIMARY COMPETITION

1 Ramada Inn                   Across street             117        1970's     Restaurant and lounge,
  2105 S. 1st Avenue                                                           meeting rooms, indoor pool
  Rock Falls, IL                                                               and whirlpool.


2 Super 8 Motel                13 miles east              41         1990      Whirlpool, sauna, game room
  1800 S. Galena Avenue                                                        truck parking, movie rentals,
  Dixon, IL                                                                    free local calls.

3 Best Western Brandywine      18 miles east              94         1984      Restaurant, lounge, pool and
  443 Illinois Route 2                                                         hot tubs, meeting rooms,
  Dixon, IL                                                                    exercise and swim spa.
--------------------------------------------------------------------------------------------------------------
TOTALS/AVERAGES--
PRIMARY COMPETITION                  252/84                           --                         --



                               Market Segmentation         Published Rates    Estimated (1994)
                      ---------------------------------  -----------------  ------------------
  Property             Commercial  Mtg/Conv.   Leisure    Single    Double  Occupancy    ADR
-----------------------------------------------------------------------------------------------
SUBJECT --
  Super 8 Motel             65%      10%        25%       $34.88    $45.88     81%      $36.39
  2100 1st Avenue
  Rock Falls, IL
PRIMARY COMPETITION

1 Ramada Inn                75%      15%        10%       $45.00    $55.00     50%      $46.00
  2105 S. 1st Avenue
  Rock Falls, IL


2 Super 8 Motel             35%      35%        30%       $35.88    $41.88     80%      $36.00
  1800 S. Galena Ave
  Dixon, IL

3 Best Western Brand        80%      10%        10%       $50.00    $60.00     75%      $52.00
  443 Illinois Route
  Dixon, IL
-----------------------------------------------------------------------------------------------
TOTALS/AVERAGES--
 PRIMARY COMPETITION        63%      20%        17%        --        --        68%      $44.67



--------------------------------------------------------------------------------

                             Arthur Andersen LLP - Real Estate Services Group 17

                                 MARKET ANALYSIS

OVERVIEW
No new motels or hotels have been built in the Rock Falls/Dixon area since the Super 8 Dixon was constructed in 1990. We spoke with local planning and zoning officials, economic development coordinators, real estate brokers and motel managers regarding any proposed motels and they all verified there were none. Development of a motel and restaurant was proposed for the site immediately south of the subject in the spring of this year, but the owner of the industrial buildings to the south bought the land to stop the project. Apparently he did not want to share his drive way with a motel and restaurant. Two competing motels closed down within the last two years. One was a primary competitor (Inn of Sterling), and the other a secondary competitor (Crystal Lake Motel). The Inn of Sterling went out of business due to its poor location in Sterling, which has no interstate access. The subject's manager felt they gained a 5 percent occupancy from the motel closing down. The Crystal Lake Motel converted to an apartment complex. It had no affect on the subject.

MARKET SEGMENTS/COMPETITIVE SUPPLY
We have identified six motels in our competitive supply. Of these motels, three are positioned in the primary competitive supply, and three are considered secondary competition. The primary competitors are associated with established chains and none of the secondary competitors are associated with a chain. Details of the competing properties are located on the facing page.

In order to obtain estimates on ADR and occupancy, we surveyed each property in person and spoke with their managers. In addition, we examined the previous appraisal, made visual inspections of the properties, and spoke with the subject's manager who is familiar with the competition. The Ramada Inn and Best Western would not disclose their average daily rate and occupancy.

The primary segment served in the subject's market area is commercial. Among the primary competitors and the subject, the distribution among this segment is approximately 65 percent. Leisure travelers, including groups, comprise about 35 percent of the subject's occupancy. The Ramada Inn, across the street from the subject, is approximately ten years older but has undergone some renovation in the lobby, common areas and guest rooms and has a restaurant and bar. The Ramada primarily serves the commercial segment, is a full-service hotel and therefore charges a higher rate. It has the lowest occupancy of the primary competitors, which indicates that most guests are not willing to pay extra for full service amenities, in this market. Thus they have a higher ADR than the subject but a lower occupancy. The Super 8 Dixon offers roughly the same amenities as the subject, but caters to a smaller proportion of the


--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 18
commercial segment. The occupancy and ADR is almost identical to the subject. The Best Western Brandywine is also about the same age as the subject. It has a restaurant/bar and pool/spa. The Best Western is considered the luxury motel in the area. It draws the majority of the higher paying repeat commercial customers. The Best Western has a higher ADR and higher distribution of commercial business than the subject.

The secondary competition is comprised of the All Seasons, Rock Falls, and Joe Wilhelmi Motels. They serve a completely different market. Often renting by the week, they serve more of a local clientele. Their rack rates vary between $17 and $21 for a single.

AVERAGE DAILY RATE AND OCCUPANCY
The industry surveys, such as the Host Report, are typically only published once or twice a year, and therefore, cannot cover the most current state of the hotel industry. This has not been an issue in past years since declines were projected and realized. Since the national hotel industry's starting to show signs of real recovery, based on the increased activity in sales transactions and the reported increase in occupancy by many markets, we cannot rely solely on these surveys in projecting future trends.

The competitive properties overall have performed at a higher level in occupancy than the nationwide limited service market. One way that occupancy and ADR may grow in the future, besides inflationary growth, is the lack of financing on new motel construction in the area, according to local sources.



      ------------------------------------------------------------------
                       Historical ADR and Occupancy
                                Nationwide
      ------------------------------------------------------------------
                  Year         Occupancy           ADR
                  ---          ---------           ---
                  1992           68.2%           $50.00
                  1993           69.5%           $50.42
      -------------------------------------------------------------------
      SOURCES:  ICVA, SMITH TRAVEL RESEARCH, ARTHUR ANDERSEN HOST REPORT



        --------------------------------------------------------------
                        Super 8 Motel, Rock Falls, IL
                        Historical Occupancy and ADR
        --------------------------------------------------------------
                                    Average
                  Year             Occupancy          ADR
                  ----             ---------          ---
                  1992               70.2%           $34.50
                  1993               79.2%           $35.88
                  1994*              80.6%           $36.39
        --------------------------------------------------------------

          * ACTUAL JANUARY-OCTOBER, PROJECTED NOVEMBER AND DECEMBER



--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 19

The subject has had steady growth over the period of 1992 to 1993, and slow growth from 1993 to 1994. The 1994 occupancy is approximately 1.8 percent higher than the same period in 1993. Further, if we annualize the 1994 occupancy figure by assuming the 1994 actual occupancy figures for the months of January through October and estimated November through December, the 1994 average occupancy would be approximately 81 percent, slightly higher than the previous year. Taking into account the stable economic environment in Rock Falls/Dixon, relatively little competition and the historical performance of the competitive supply, we believe 81 percent stabilized occupancy beginning in fiscal year 1995, and extending over the projection period is reasonable.

Average daily rate (ADR) has also grown steadily over the period of 1992 to 1994. Repeat commercial and group business has resulted in increased ADR. Construction workers and migrant farm workers are the majority of repeat business. We believe that a stabilized average daily rate of $37.50 for fiscal year 1995 is reasonable. The rate is projected to grow 3 percent per year over the ten year projection period. A growth rate of 3 percent is consistent with the subject's past annual compounded ADR growth of 2.78 percent. It is also supported by the Korpacz investor survey which indicates investors' growth projections in the 3 to 5 percent range and the CB Commercial National Investor Survey of 0 to 4 percent.

Limited service motels along interstate 88 around Rock Falls/Dixon that offer few amenities and have low published rates have high occupancies. Two of these hotels surveyed, the subject and the Super 8 Motel Dixon, reported occupancies of 80 percent and ADRs below $40.00 with published rates below $40.00. This indicates that the area's motel market attracts the cost conscious traveler and is ideal for the limited service motel.


      ------------------------------------------------------------------
                    Projected Occupancy and Average Daily Rate
      ------------------------------------------------------------------
       Year Beginning        ADR Growth     Average Daily
       August 1, 1994           Rate            Rate          Occupancy
       --------------        ----------     --------------    ---------
            1995                 3%            $37.50             81%
      ------------------------------------------------------------------




--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 20

                              HIGHEST AND BEST USE

The uses to which a property can be put affect its value. This is recognized by the concept of highest and best use, generally understood to mean:

          THE REASONABLY PROBABLE AND LEGAL USE OF VACANT LAND OR AN IMPROVED PROPERTY, WHICH IS PHYSICALLY POSSIBLE, APPROPRIATELY SUPPORTED, FINANCIALLY FEASIBLE AND RESULTS IN THE HIGHEST VALUE.

The highest and best use of the land as if vacant and available for use may be different from the highest and best use of the improved property. This is true when the improvement is not an appropriate use, but makes a contribution to the total property value in excess of the value of the site. Thus, in arriving at our opinion of the highest and best use, we first analyzed the property as though the land were vacant and then analyzed it as improved. In both instances, the conclusion of highest and best use must be determined by examining the physically possible, legally permissible, financially feasible and maximally productive uses of the site.

     AS VACANT
PHYSICALLY POSSIBLE - The physical aspects of the site such as size, shape, and topography impose the first constraints on the possible use of the property. The site is level, rectangular in shape, has good visibility and all normal utilities are available. No physical characteristics were observed that would impose constraints on the site's development. Given the characteristics of the site and the surrounding land uses, possible uses would include a wide range of commercial uses.

LEGALLY PERMISSIBLE - Legal restrictions, as they apply, include the public restrictions of zoning. The property is zoned B-1. Permitted uses include any retail business, personal or business service establishment or wholesale business.

FINANCIALLY FEASIBLE AND MAXIMALLY PRODUCTIVE - The subject is located on 1st Avenue, a main commercial thoroughfare that runs through Rock Falls and connects to the highway system. It is clearly visible from 1st Avenue and is easily accessed from the southbound traffic. As described in the neighborhood section, most surrounding uses are service stations, fast food restaurants, sit down restaurants, automotive and retail stores that cater to the automobile traffic. All adjacent sites along 1st Avenue are zoned B-1. The traffic along 1st Avenue and the surrounding service commercial uses would support improvement with a variety of commercial uses.

CONCLUSION - We believe the highest and best use of the site as though vacant, as of December 1, 1994, would be commercial.



--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 21

     AS IMPROVED
PHYSICALLY POSSIBLE - The overall property is in good condition and is well-suited to its current use.

LEGALLY PERMISSIBLE - The zoning of the property permits the existing commercial use.

FINANCIALLY FEASIBLE AND MAXIMALLY PRODUCTIVE - We compared the estimated value of the property as improved to its estimated net value as a vacant site. The comparable sales we examined in considering land value (shown later) indicate that the site as vacant is worth less than the property as improved. Even though the current motel market is adequately supplied and no additional rooms are expected to be added in the near term, it would not be economically feasible to demolish the existing improvements. Given the layout, interior design and apparent level of demand for the existing improvements, it is our opinion that the only financially feasible and maximally productive use of the property is its current use.

CONCLUSION - We have concluded that the highest and best use of the property, as improved, as of December 1, 1994, is its current use.





--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 22

                                    VALUATION


Three approaches are generally used to estimate value: the cost, sales comparison and income capitalization approaches. Each approach assumes valuation of the property at its highest and best use. These approaches are more fully discussed on the following pages.





--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 23

                           LAND VALUE ADJUSTMENT GRID
                          SUPER 8 MOTEL, ROCK FALLS, IL
                                DECEMBER 1, 1994



                          --------------------------------------------------------------------------------------------------------
                                 SUBJECT        SALE NO. 1          SALE NO. 2           SALE NO. 3          Current Listing
                          --------------------------------------------------------------------------------------------------------

                          --------------------------------------------------------------------------------------------------------
Location                      2100 1st Ave   Hwy 30 & 12th Ave  110 E. Lynn Blvd    3208 E. Lincolnway  2100 block of 1st Avenue
City, State                 Rock Falls, IL      Rock Falls, IL      Sterling, IL         Sterling, IL             Rock Falls, IL
Size (sq ft)                       106,567              43,560            72,310              632,056                    261,360
Sale Price                            ----             $45,000           $60,000             $700,000                   $360,000
Sales Price per sq ft                 ----               $1.03             $0.83                $1.11                      $1.38
                          --------------------------------------------------------------------------------------------------------
Adjustments
                          --------------------------------------------------------------------------------------------------------
 Property Rights Conveyed       Fee Simple          Fee Simple =      Fee Simple =         Fee Simple =               Fee Simple =
Adjusted Unit Sales Price             ----               $1.03             $0.83                $1.11                      $1.38
   Financing Terms                  Market                Cash =            Cash =               Cash =                     Cash =
Adjusted Unit Sales Price             ----               $1.03             $0.83                $1.11                      $1.38
   Conditions of Sale               Normal              Normal =          Normal =    razed buildings +                   Normal =
Adjusted Unit Sales Price             ----               $1.03             $0.83                $1.16                      $1.38
   Market Conditions                                    Oct-94 =          Mar-92 +            Mar-90  +          Current Listing -
Adjusted Unit Sales Price             ----               $1.03             $0.87                $1.22                      $0.96
                          --------------------------------------------------------------------------------------------------------
Location/Physical
 Adjustments              --------------------------------------------------------------------------------------------------------
   Location                   2100 1st Ave   Hwy 30 & 12th Ave +     110 E. Lynn              3208 E.               2100 block of
                                                                            Blvd +         Lincolnway -                1st Avenue =
   Size (sq ft)                    106,567              43,560 -          72,310 -            632,056 +                   261,360 +
   Access/Frontage           Interior/Good       Interior/Good =   Interior/Good =      Interior/Good =             Interior/Good =
   Zoning/Use                          B-1                 B-1 =            B-11 +                B-3 =                       B-1 =
   Topography/Shape       Level/Rectagular    Level/Rectagular =          Level/     Level/Rectagular =          Level/Rectagular =
                                                                      Rectagular =
                          --------------------------------------------------------------------------------------------------------
Total Location/Physical
 Adjustments                                                   =                 +                    -                           +
                          --------------------------------------------------------------------------------------------------------

                          --------------------------------------------------------------------------------------------------------
Adjusted Price/Sq. Ft.                                   $1.00             $1.00                $1.10                       $1.10
                          --------------------------------------------------------------------------------------------------------

Minimum Adjusted Price:              $1.00
Maximum Adjusted Price:              $1.10
Mean Adjusted Price:                 $1.05

Concluded Price/Sq.Ft.:              $1.05
Concluded Land Value:             $111,895
Rounded:                          $112,000




--------------------------------------------------------------------------------


                             Arthur Andersen LLP - Real Estate Services Group 24

                                  COST APPROACH

The cost approach is based upon the principle of substitution which states that no rational buyer will pay more for a property than the amount for which he can obtain a comparable site and construct improvements of equal desirability and utility, assuming no undue delay.

This approach involves the application of several basic steps. First, the value of the land as if vacant is estimated. Second, the current cost of replacing the improvements is estimated. Third, an entrepreneurial profit sufficient to attract a developer to undertake the risk associated with the project is estimated. Fourth, accrued depreciation is estimated and deducted from the cost new estimate (inclusive of profit) to arrive at a contributory value of the improvements. In the fifth step, the land value is added to the contributory value of the improvements to arrive at a value of the real estate. Finally, we add amounts for personal property and for intangible business value.

SITE VALUATION
In estimating the value of the site as if vacant, the sales comparison approach is used. In this approach, value is estimated by comparing the subject site to similar properties that have been sold recently or are currently being offered on the market for sale. We have consulted local brokers, appraisers and data bases for recent sales of comparable properties within the subject area. Principals and/or the broker handling the sale were then contacted to obtain further information on the properties and transactions. The available market data was investigated, analyzed and compared to the subject.

In estimating the value of the site, price per square foot was used since local investors and brokers typically rely upon this method of analysis. The table on the facing page summarizes pertinent details of the sales and the adjustments made. Following is a brief description of the adjustments by relevant characteristics. Details of each sale are located in the Addenda.

The sales used ranged in date from March 1990 to October 1994, in size from 43,560 to 632,056 square feet and have unadjusted sales prices from $0.83 to $1.38 per square foot. One current listing was included.

PROPERTY RIGHTS CONVEYED - All sales were reportedly fee simple transfers.

FINANCING TERMS - All sales were reportedly cash transactions or financed at terms equivalent to cash.



--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 25

CONDITIONS OF SALE - Sale 3 had a house and barn on the site. A positive adjustment was required to reflect the lower purchase price because of the demolition costs incurred by the buyer.

MARKET CONDITIONS - Sales 2 and 3 occurred between 1990 and 1992. Land values at the time had decreased from previous years with the downturn in the real estate industry. Prices have risen slightly since then. Therefore, positive adjustments were required. The listing required a downward adjustment to compensate for the inflated asking price which is typical of a listing, and because no offers have been made for the site.

LOCATION - Sale 1 is located in an older section of Rock Falls, farther from interstate 88. Sale 2 is located on the north side of Sterling, far from the interstate, with a large amount of available land in close proximity. Thus the location of sales 1 and 2 are less desirable than the subject, requiring an upward adjustment. Sale 3 is located along a high traffic commercial strip and thus required a downward adjustment.

SIZE - The larger the size of a property, the lower the per unit price, and vice versa, assuming all other variables are constant. Sales 1 and 2 were smaller than the subject and negative adjustments were necessary. Sales 3 and 4 were larger and required a positive adjustment.

ACCESS/FRONTAGE - We considered the significance and degree of road frontage, exposure, traffic and general activity in estimating the appropriate adjustment. The sales are similar to the subject, requiring no adjustments.

ZONING/USE - The zoning classification of a site can limit legally permitted uses on the site which can directly affect the value of the site. Since sale 2 is located in a more restrictive zoning district than the subject, a positive adjustment was necessary.

SHAPE/TOPOGRAPHY - All sales were basically level and similar in shape. No adjustments were necessary.

The adjusted sales prices range from $1.00 to $1.10 per square foot, with an average adjusted price of $1.05 per square foot. Based on our analysis, it is our opinion that the market value of the site as if vacant, as of December 1, 1994, is $1.05 per square foot, or as follows:

      106,567 square feet x $1.05/square foot  =    $111,895
                                     Rounded:       $112,000




--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 26

                              COST APPROACH SUMMARY
                          SUPER 8 MOTEL, ROCK FALLS, IL
                                DECEMBER 1, 1994


Estimated Replacement Cost of the Improvements                                  $1,388,248
Less:     Physical Deterioration                                   20%            (277,650)
                                                                               -----------
Estimated Replacement Cost less Physical Deterioration                          $1,110,598

Less:     Functional Obsolescence                                   0%                   0
                                                                                        --
          External Obsolescence                                     0%                   0
Total Depreciated Replacement Cost of Improvements                              $1,110,598

Plus:     Depreciated Value of Site Improvements                                    50,000
          Land Value                                                               112,000
                                                                                ----------
Total Depreciated Value of Real Estate                                          $1,272,598

Plus:     Personal Property                                                        224,000
                                                                                ----------
 Value Estimate via the Cost Approach                                           $1,496,598
       (NOT INCLUDING INTANGIBLE BUSINESS VALUE)              Rounded                         $1,500,000


To this we must add an allowance for Intangible Business Value.   This is estimated
based on the difference between the income and cost approaches as follows:

Income Capitalization Approach Conclusion                                       $2,370,000
Less:  Cost Approach Conclusion                                                  1,500,000
                                                                                ----------
Intangible Business Value                                                         $870,000

Total Value Estimate via the Cost Approach                                      $2,370,000

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------


 The following figures are from the HVS Hotel Development Cost Survey. These costs include pre-opening marketing and operating costs and the initial franchise fee. They do not include a componant for goodwill which created through a proven business operation above and beyond the initial costs.


                                                               Low           High            Avg
                                                               ---           ----            ---
Intangible Business Value/Room  -- (Economy/Standard)         $2,864        $8,004          $5,272
# of Rooms                                                        63            63              63
                                                                  --            --              --
Total Intangible Business Value Range                       $180,407      $504,242        $332,132



--------------------------------------------------------------------------------


                             Arthur Andersen LLP - Real Estate Services Group 27

VALUATION OF IMPROVEMENTS
The most accurate method of estimating replacement cost is to obtain bids from contractors. In lieu of actually obtaining bids, we have estimated the replacement cost new using MARSHALL VALUATION SERVICE manual published by Marshall and Swift. A summary of the cost approach conclusions is located on the facing page. Following is a brief explanation of each component.

     ESTIMATE OF BUILDING REPLACEMENT COST
The Marshall Valuation Service calculator method, indicated a base construction cost of $49.75 per square foot of gross area for a Class D average quality construction hotel. After refining for HVAC, elevator, sprinkler, and floor area-perimeter and then applying current cost and local area multipliers, a base price of $54.22 per square foot was obtained. We added additional costs for the front canopy and the lobby fireplace which totaled $14,250.

We then added an additional amount for soft costs not included in this figure. These costs include professional fees, property taxes and carrying costs during construction. The soft costs amounted to 6 percent of the total replacement cost new of the improvement or $71,436.

     ENTREPRENEURIAL PROFIT
Entrepreneurial profit is a necessary factor of production, without which a project would not be created. The appropriate level of entrepreneurial profit depends on the riskiness of the subject investment in relation to alternative investments of similar risks available in the market. It is our opinion that the appropriate level of entrepreneurial profit would be in the 5 percent to 15 percent range. We have selected 10 percent as an appropriate level for the subject or $126,204. This results in the following calculation:


               Adjusted Base Cost x Area               $1,176,358
               + Additional costs                          14,250
               + Soft Costs                                71,436
                                                       ----------
               Total Development Costs                 $1,262,044
               + Entrepreneurial Profit                   126,204
                                                       ----------
               Estimated RCN                           $1,388,248



--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 28

     DEPRECIATION
PHYSICAL DETERIORATION - Physical deterioration encompasses wear and tear, which is evident during the field inspection, and typical wear associated with a building of this quality and use. We utilized the effective age-economic life method which estimates depreciation by dividing the effective age by its economic life. The actual age of the building is 9 years. Considering the current condition of the improvements, the effective age of the improvements is 7 years. Based on a useful life of 35 years, we arrived at an estimate of physical deterioration of 20 percent.

FUNCTIONAL OBSOLESCENCE - Functional obsolescence reflects impairment of operational capacity or efficiency, or simply the inability of a facility to perform adequately the function for which it is employed. In our opinion the property does not suffer from functional obsolescence under the replacement cost method.

EXTERNAL OBSOLESCENCE - External obsolescence is defined at the diminished utility of a structure due to negative influences from outside the site. The potential net income the property generates based on stabilized revenues and expenses supports the current development costs of a property similar to the subject less physical depreciation. Based on this analysis, the property does not suffer from external obsolescence.

     SITE IMPROVEMENTS
Site improvements consist primarily of asphalt paving, concrete sidewalks and curbs, signage, light poles and parking lights, a shed, and landscaping. The replacement cost of these items totals $94,000. The depreciated cost is $50,000.

     PERSONAL PROPERTY
The cost estimate for furniture, fixtures and equipment was based on an industry standard for this type of property at $7,100 per room or $447,300. The depreciated cost of the personal property totals $224,000.





--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 29

     INTANGIBLE BUSINESS VALUE
The property requires that certain expenditures be made to ensure the proper operation and management of the hotel as a "going concern". For a new hotel, these items include pre-opening marketing and operating costs and the initial franchise fee. In addition to these costs is a component for goodwill which is a value created through a proven business operation. Above and beyond the initial costs, the intangible business value estimate is based on the difference between the income and cost approaches. This estimate was then compared against industry standards indicated by HVS.

Management has been satisfied with the past performance and support from the Super 8 in terms of reservations and marketing. In addition, the property has done very well compared to the average limited service motel. Thus, it is reasonable to conclude there is intangible value related to the business. We have calculated a business value of approximately $870,000. Details of this analysis are located on the Cost Approach Summary in the beginning of this section.





--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 30

                         IMPROVED SALES ADJUSTMENT GRID
                          SUPER 8 MOTEL, ROCK FALLS, IL
                                DECEMBER 1, 1994


                             ------------------------------------------------------------------------------------------------
                                                 SUBJECT                SALE NO. 1                         SALE NO. 2
                             ------------------------------------------------------------------------------------------------
Property Name                                  Super 8 Motel           Holiday Inn Express                   Hampton Inn
Location                                    2100  1st Avenue         11111  W.  North Ave.          13330 S. Cicero Ave.
City, State                                   Rock Falls, IL                 Wauwatosa, WI                 Crestwood, IL
Sale Price                                              ----                    $5,510,000                    $3,575,000
Sale Price/Room                                         ----                       $45,164                       $29,065
Adjustments
                             ------------------------------------------------------------------------------------------------
   Property Rights Conveyed                       Fee Simple                    Fee Simple   =                Fee Simple   =
Adjusted Unit Sales Price                                                          $45,164                       $29,065
   Financing Terms                                    Normal                        Market   =                    Market   =
Adjusted Unit Sales Price                                                          $45,164                       $29,065
   Conditions of  Sale                                Normal                        Normal   =                    Normal   =
Adjusted Unit Sales Price                                                          $45,164                       $29,065
   Market Conditions                                  Dec-94                        Jun-94   =                    Jan-94   +
Adjusted Unit Sales Price                                                          $45,164                       $30,518
                             ------------------------------------------------------------------------------------------------

Location/Physical Adjustments
   Location                                          Highway                       Highway   -                   Highway   -
   Number of Rooms                                        63                           122   +                       123   +
   Age/Condition                                   1985/Good                     1985/Good   =                 1990/Good   =
   Quality of Construction                           Average                       Average   =                   Average   =
   Amenities                                         Limited                       Limited   =                   Limited   =
   Occupancy                                             81%                           75%   =                       75%   =
                             ------------------------------------------------------------------------------------------------
Total Location/Physical Adjustments                                                          -                             +
                                                                             ------------------------------------------------
Adjusted Price/Room                                                                $36,100                       $32,000
                                                                             ------------------------------------------------


                            ------------------------------------------------------------------
                                             SALE NO. 3                      SALE NO. 4
                            ------------------------------------------------------------------
                            ------------------------------------------------------------------
Property Name                                    Knights Inn                   Knights Inn
Location                             4110 State Road 26 East            7313 Kingsgate Way
City, State                                    Lafayette, IN             Michigan City, IN
Sale Price                                        $2,500,000                    $2,369,000
Sale Price/Room                                      $22,321                       $22,779
Adjustments
                            ------------------------------------------------------------------
   Property Rights Conveyed                       Fee Simple   =                Fee Simple   =
Adjusted Unit Sales Price                            $22,321                       $22,779
   Financing Terms                                    Market   =                    Market   =
Adjusted Unit Sales Price                            $22,321                       $22,779
   Conditions of  Sale                                Normal   =                    Normal   =
Adjusted Unit Sales Price                            $22,321                       $22,779
   Market Conditions                                  Apr-91   +                    Apr-91   +
Adjusted Unit Sales Price                            $27,902                       $28,474
                            ------------------------------------------------------------------

                            ------------------------------------------------------------------
Location/Physical Adjustments
   Location                                          Highway   =                   Highway   -
   Number of Rooms                                       112   +                       104   +
   Age/Condition                                   1987/Good   =                 1986/Good   =
   Quality of Construction                           Average   =                   Average   =
   Amenities                                         Limited   =                   Limited   =
   Occupancy                                             69%   +                       70%   +
Total Location/Physical Adjustments                            +                             +
                            ------------------------------------------------------------------
Adjusted Price/Room                                  $32,100                       $31,300
                            ------------------------------------------------------------------



Minimum Adjusted Price:                              $31,300
Maximum Adjusted Price:                              $36,100
Mean Adjusted Price:                                 $32,875

Concluded Price/Room                                 $34,000
Concluded Value:                                  $2,142,000
Rounded:                                          $2,140,000



--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 31

                            SALES COMPARISON APPROACH

The sales comparison approach is based upon the principle of substitution, which assumes that a prudent buyer will not pay more for a property than it would cost to purchase an equally desirable property, assuming no costly delay in making that substitution. The reliability of this approach is dependent upon there being an adequate volume of comparable sale data. In addition, the comparable sales must be "arm's length" and there must be no unusual conditions affecting the price paid. We conducted a search through real estate brokers, appraisers, and county records in order to determine what transactions had occurred over the past few years.

We collected data on 4 recent sales that were considered similar to the property. The unit of comparison used is price per room, chosen because it is standard for this type of property and generally gives reliable results. Prior to adjustment for differences due to market conditions, age/condition, etc., the sales ranged in price from $22,321 to $45,164 per room.

The table on the facing page summarizes the sales and the adjustments made. Following is a brief description of the adjustments by relevant characteristics. Details of each sale are located in the Addenda. We attempted to verify the terms of each sale with the buyer, seller, broker or local reliable appraisers. We assumed normal conditions unless we were informed otherwise in terms of financing terms and conditions of sale.

PROPERTY RIGHTS CONVEYED - All sales were reportedly fee simple transfers.

FINANCING TERMS - All sales were market transactions, requiring no adjustments.

CONDITIONS OF SALE - All sales occurred under normal conditions of sale.

MARKET CONDITIONS - As discussed in the Market Study section the national hotel industry has recently been showing signs of recovery. A large number of individual and institutional investors have entered the market, increasing the number of sales and driving prices upward. Sales 2, 3, and 4 occurred between 1991 and early 1994 during a low period in the hotel industry. Positive adjustments were necessary.

LOCATION - Sale 1 is located in an upscale Milwaukee suburb, Sale 2 is located in a Chicago suburb, and Sale 4 is located in a resort area. Thus Sales 1, 2, and 4 were in more desirable areas. Negative adjustments were necessary.




--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 32

NUMBER OF ROOMS - Typically hotel properties with more rooms sell for less per unit than properties with fewer units. All of the sales had nearly twice the number of rooms than the subject and positive adjustments were necessary.

AGE/CONDITION - All sales were of a similar age/condition, requiring no adjustments.

QUALITY OF CONSTRUCTION - The construction quality of the sales are similar to that of the subject. Therefore, no adjustment was made.

AMENITIES - All the sales were limited service requiring no adjustments.

OCCUPANCY - Sale 3 had a lower occupancy at the time of sale than the subject and a positive adjustment was necessary.

SUMMARY OF THE SALES COMPARISON APPROACH

After adjustments, the sales ranged in value from $31,300 to $36,100 per room. We placed the most emphasis on Sales 1 and 2 because of the recent upturn in the hotel market. Based on our analysis, it is our opinion that the market value of the subject property based on the sales comparison approach, as of December 1, 1994 is as follows:

             63 rooms x $34,000 per room  =   $2,142,500
                                Rounded:      $2,140,000





--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 33

                         INCOME CAPITALIZATION APPROACH

The Income Capitalization Approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the valuation date.

This approach requires an estimation of the net operating income of a property. The estimated net operating income is then converted to a value indication by use of the Direct Capitalization Method and/or the Discounted Cash Flow Method.

The direct capitalization method estimates the value of the subject property by dividing the net income for a typical year by an overall capitalization rate that is based on an analysis of the relationship between income and sales prices achieved from recent sales of properties similar to the subject and investor surveys. The direct capitalization method is most reliable when the income and expenses maintain a basic level of stability.

The discounted cash flow method estimates the value of the property by discounting the projected income stream over the holding period and the estimated reversionary value of the property at the end of the period, to a present value as of the date of valuation.

ESTIMATE OF PROJECTED REVENUE AND EXPENSES FOR HOLDING PERIOD - The first step involves projecting the income and expenses for the subject property over a projected holding period plus an additional year for purposes of estimating a reversion value. In our analysis, we project the property's income for a period of 10 years. The income for each of these years is estimated by projecting the actual occupancy and average daily room rate that will be achieved given foreseeable market conditions and normal management policies necessary to establish the market position of the property. Variances in occupancy and room rate are frequently caused by factors such as: the marketing time necessary to establish the presence of the subject property through advertising and repeat business; discounted room rates lower than room rates otherwise supportable to assist the initial marketing effort; temporary imbalance in local supply and demand characteristics that may lead to occupancies that are either higher or lower than those expected on a stabilized basis; and/or the entrance of new, competitive hotels, or the removal of older economically obsolete properties from the competitive supply. Expenses in some years of the projection period can vary from those in the typical year due to such factors as: higher initial administrative and general expenses because of the establishment of new ownership, new operating policies and training of new staff; higher marketing costs than normal to assist the initial marketing effort or meeting the effect of new competition; and variable property operating and maintenance expenses dependent on the age of the improvements.



--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 34

VALUATION OF THE ESTIMATED INCOME - The projected income stream reflects foreseeable market conditions that may cause the projected income stream to be greater than or less than a stabilized income stream. In addition to changes in market conditions that may impact the occupancy rate, the discounted cash flow method also considers the impact of inflation and appreciation on the expected room rates and operating expenses. The reversion value is estimated by capitalizing the last year of income by an appropriate overall rate to reflect an assumed sale of the property to another buyer at that time. The resulting cash flows and reversion value are discounted to an indication of value as of the date of valuation at a discount rate that reflects the durability, timing and riskiness of the cash flow stream in light of alternative investments currently available to investors.

CONCLUSION - The final step in this approach is to reconcile the conclusions of value reached by the direct capitalization and discounted cash flow methods.

MARKET AND SUBJECT OPERATING TRENDS
Our estimates of future operating results are primarily based on historical trends of the subject property and statistical data from THE HOST REPORT published by Arthur Andersen and Smith Travel Research, a publication providing operating results of full service hotels, limited service hotels and all suite hotels. The survey breaks these categories down further by various groupings. We have considered the following categories for comparison of ratios to total revenues from the limited service section of the Host Report.

     *    Chain Affiliated
     *    East North Central
     *    Under 75 rooms
     *    1981-1986 construction
     *    Highway

We have compared the January through October actual 1994 operating statements and November and December 1994 budget to THE HOST REPORT data as well as the property's actual operating history from 1992 to 1993. THE HOST REPORT data and a schedule of the property's operating history are located on the following page.



--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 35

                      1993 HOST REPORT -- OPERATING RATIOS
                            (RATIO TO TOTAL REVENUES)
                          SUPER 8 MOTEL, ROCK FALLS, IL
                                LIMITED - SERVICE

                                                                           Under
                                      Chain     East North Central       75 Rooms       1981-1986        Highway
                                      -----     ------------------       --------       ---------        -------
                                   ------------------------------------------------------------------------------
Occupancy                          69.9%                  68.3%          65.4%           69.7%          66.7%
Average Daily Rate                $50.12                 $50.39         $43.38          $49.82         $45.16
                                   ------------------------------------------------------------------------------

DEPARTMENTAL REVENUE:
                                   ------------------------------------------------------------------------------
     Rooms                         94.7%                  95.2%          96.3%           94.5%          94.7%
     Telephone                      2.0%                   2.3%           2.2%            1.6%           1.8%
     Minor Operated Depts.          1.1%                   1.5%           0.6%            1.0%           0.9%
     Rentals and Other              2.2%                   0.9%           0.9%            3.0%           2.6%
                                  ------                 ------         ------          ------         ------
TOTAL REVENUE                     100.0%                 100.0%         100.0%          100.0%         100.0%
                                   ------------------------------------------------------------------------------

DEPARTMENTAL EXPENSES
                                   ------------------------------------------------------------------------------
     Rooms                         28.6%                  26.5%          26.6%           29.4%          29.6%
     Telephone                     70.4%                  69.5%         126.5%           65.1%          84.2%
     Other Departmental Exp.        0.7%                   0.4%           0.2%            0.8%           0.5%
                                  ------                 ------         ------          ------         ------
TOTAL DEPT. EXPENSES               29.2%                  27.3%          28.6%           29.6%          30.1%
                                   ------------------------------------------------------------------------------

DEPARTMENTAL PROFIT
                                   ------------------------------------------------------------------------------
     Rooms                         71.4%                  73.5%          73.5%           70.6%          70.4%
     Telephone                     29.6%                  30.5%         -26.5%           34.9%          15.9%
     Other Departmental Profit      2.6%                   2.0%           1.3%            3.2%           3.0%
                                  ------                 ------         ------          ------         ------
GROSS OPER INCOME                  70.8%                  72.7%          71.4%           70.4%          69.9%
                                   ------------------------------------------------------------------------------

LESS GENERAL OPER EXPENSES
                                   ------------------------------------------------------------------------------
     Admin & General               10.0%                  10.5%          10.0%            9.5%          10.1%
     Marketing                      4.7%                   4.9%           3.1%            4.7%           4.0%
     Franchise Fees                 2.3%                   2.6%           3.6%            1.8%           2.0%
     Heat Light & Power             5.5%                   5.3%           7.2%            5.0%           6.0%
     Repairs & Maint.               4.8%                   4.8%           6.0%            4.4%           5.0%
                                  ------                 ------         ------          ------         ------
TOTAL OPER EXPENSES                27.4%                  28.0%          29.8%           25.5%          27.2%
                                   ------------------------------------------------------------------------------

                                   ------------------------------------------------------------------------------
HOUSE PROFIT                       43.4%                  44.7%          41.6%           44.9%          42.7%
                                   ------------------------------------------------------------------------------

LESS OTHER EXPENSES
                                   ------------------------------------------------------------------------------
     Management Fee                 3.8%                   3.3%           3.6%            4.4%           3.8%
     Property Taxes                 4.3%                   5.2%           3.5%            4.2%           3.9%
     Insurance                      1.3%                   1.1%           1.5%            1.3%           1.4%
     Leases                         0.3%                   0.7%           0.6%            0.2%           2.0%
                                   ------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 36

                 OPERATING RESULTS -- HISTORICAL AND FORECASTED
                          SUPER 8 MOTEL, ROCK FALLS, IL


                                                                                                                 % of
                             Actual        % Of          Actual          Total              %      Annualized    Total             %
YEAR                           1992    Tot. Rev.           1993           Rev.         Change         1994        Rev.        Change
                           ---------------------------------------------------------------------------------------------------------
                           ---------------------------------------------------------------------------------------------------------
Occupancy                      70.2%                       79.2%                         12.9%        80.6%                    1.8%
Average Daily Rate           $34.50                      $35.88                           4.0%      $36.39                     1.4%
# Rooms Occupied             16,141                      18,218                          12.9%      18,545                     1.8%
# Rooms Available            22,995                      22,995                           0.0%      22,995                     0.0%
                            --------------------------------------------------------------------------------------------------------

DEPARTMENTAL REVENUE
                           ---------------------------------------------------------------------------------------------------------
  Rooms                     556,938         96.6%       653,731           94.4%          17.4%     674,985       94.2%         3.3%
  Telephone                  11,817          2.1%        19,641            2.8%          66.2%      23,475        3.3%        19.5%
  Other                       7,502          1.3%        19,210            2.8%         156.1%      18,259        2.5%        -5.0%
                           --------------------------------------------------------------------------------------------------------
TOTAL REVENUE               576,257        100.0%       692,582          100.0%          20.2%     716,719      100.0%         3.5%
                           --------------------------------------------------------------------------------------------------------

DEPARTMENTAL EXPENSES
                           --------------------------------------------------------------------------------------------------------
  Rooms                     116,533         20.9%       129,945           19.9%          11.5%     145,358       21.5%        11.9%
  Telephone                  15,432        130.6%        13,612           69.3%         -11.8%      13,039       55.5%        -4.2%
  Other                           0          0.0%             0            0.0%           0.0%           0        0.0%         0.0%
                           --------------------------------------------------------------------------------------------------------
TOTAL DEPT. EXPENSES        131,965         22.9%       143,557           20.7%           8.8%     158,397       22.1%        10.3%
                           --------------------------------------------------------------------------------------------------------

DEPARTMENTAL PROFIT
                           --------------------------------------------------------------------------------------------------------
  Rooms                     440,405         79.1%       523,786           80.1%          18.9%     529,627       78.5%         1.1%
  Telephone                  -3,615        -30.6%         6,029           30.7%         266.8%     10,4364        4.5%       -73.1%
  Other                       7,502        100.0%        19,210          100.0%         156.1%      18,259      100.0%        -5.0%
                           --------------------------------------------------------------------------------------------------------
GROSS OPERATING INCOME      444,292         77.1%       549,025           79.3%          23.6%     558,322       77.9%         1.7%
                           --------------------------------------------------------------------------------------------------------

LESS GENERAL OPERATING EXPENSES
                           --------------------------------------------------------------------------------------------------------
  Admin & General           102,275         17.7%       130,331           18.8%          27.4%     102,209       14.3%       -21.6%
  Marketing                   7,355          1.3%        10,323            1.5%          40.4%      10,231        1.4%        -0.9%
  Energy Costs               30,721          5.3%        32,839            4.7%           6.9%      35,454        4.9%         8.0%
  Repairs & Maint.           42,808          7.4%        30,534            4.4%         -28.7%      40,297        5.6%        32.0%
                           --------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES    183,159         31.8%       204,027           29.5%          11.4%     188,191       26.3%        -7.8%
                           --------------------------------------------------------------------------------------------------------
                           --------------------------------------------------------------------------------------------------------
HOUSE PROFIT                261,133         45.3%       344,998           49.8%          32.1%     370,131       51.6%         7.3%
                           ---------------------------------------------------------------------------------------------------------
LESS OTHER EXPENSES
                           ---------------------------------------------------------------------------------------------------------
  Management Fee             16,961          2.9%        34,070            4.9%         100.9%      34,955        4.9%         2.6%
  Property Taxes             32,024          5.6%        35,725            5.2%1          1.6%      36,209        5.1%         1.4%
  Insurance                   9,708          1.7%         7,849            1.1%         -19.1%       9,883        1.4%        25.9%
  Leases                      7,500          1.3%        1,2500             .2%         -83.3%           0        0.0%      -100.0%
                           --------------------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSES         66,193         11.5%        78,894           11.4%          16.1%      81,047       11.3%         2.7%
                           --------------------------------------------------------------------------------------------------------
                           --------------------------------------------------------------------------------------------------------
NET OPERATING INCOME        194,940         33.8%       266,104           38.4%          26.7%     289,084       40.3%         7.9%
                           --------------------------------------------------------------------------------------------------------
LESS CAPITAL EXPENSES
                           ---------------------------------------------------------------------------------------------------------
  Reserves for Replacement   16,708          2.9%        20,442            3.0%          22.3%     -15,085       -2.1%      -173.8%
                           ---------------------------------------------------------------------------------------------------------
                           ---------------------------------------------------------------------------------------------------------
NET CASH FLOW               178,232         30.9%       245,662           35.5%          37.8%     304,169       42.4%        23.8%
                           ---------------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 37

INCOME AND FORECAST ASSUMPTIONS
ROOMS DEPARTMENT - We have estimated room revenue using the occupancies and average daily room rates concluded on page 18 in the market study section of this report.

TELEPHONE REVENUE - This department is entirely driven by occupancy and guest dollars. Historically telephone revenue equated to 2.1 to 3.3 of total revenue. Based on past percentages and our discussions with the management we have projected a stabilized 3.3 percent telephone revenue. Telephone revenue more than doubled between 1992 and 1994, due to a 50 cent phone charge per night on every occupied room and a $10 deposit required for guests who pay cash for their room. According to the motel manager, a number of guests do not pick up the deposit.

OTHER REVENUE - Other revenue comes from vending machines, Super 8 Dixon royalty fees, and occasional sales of used furniture, fixtures, and equipment. The subject has a protection clause in their franchise agreement which states that no Super 8 Motel may be built within 20 miles. The Super 8 Dixon violates that clause. The franchisor, Super 8 Motels Inc., is required to pay 1/2 of Super 8 Dixon's 4 Percent royalty fee to the subject. Past percentages of other revenue varied from 1.3 to 2.8. With this in mind, we believe 2.5 percent is reasonable.

EXPENSES ANALYSIS
In our forecast rooms and telephone expenses are expressed as a percent of their respective gross revenue. "General Operating and "Other" expenses are expressed as a percent of total revenue. In each case, we examined the historical ratios and compared them to those reported in the HOST REPORT. The following only highlights those expenses that required further discussion. The remaining, departmental expenses, general operating expenses and other expenses were considered reasonable and did not warrant further discussion.

ROOMS EXPENSE - Other expenses have been placed in this expense to remain consistent with the subjects accounting system. Historically rooms expenses have been lower than industry standards, ranging from 19.9 to 21.5 percent. We feel that 21.5 percent is reasonable for the subject.

ADMINISTRATIVE AND GENERAL - This expense has historically been 14.3 to 18.8 percent which is high compared to the industry range of 9.5 to 10.5 percent. However, this account includes the 4 percent franchise fee. We believe that
14.3 percent is reasonable.

MARKETING - Historically marketing expenses for the Super 8 have ranged from 1.3 to 1.5 percent of total revenue. The Host report indicates a marketing cost for limited service hotels between 3.1 to 4.9 percent. According to the property manager little to no marketing has been done. However, in 1995 the regional manager will hire a college student to market the motel. As a result they expect more effective marketing.


--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 38

In light of this, we are projecting marketing expense at 2.5 percent of total revenue for fiscal year 1995 and 3.5 percent thereafter. 3.5 percent was applied in the cash flow.

REPAIRS AND MAINTENANCE - The Super 8 has undergone a few major repairs during the past year. Therefore, management expects less expenses associated with property repairs and maintenance. The Host report indicates a repairs and maintenance ratio of 4.4 to 6.0 percent. In light of this, we project a repairs and maintenance of 4.6 percent over the projection period.

MANAGEMENT FEE - According to our client, the properties will be charged a 3 percent management fee with a 10 percent incentive on cash flow. This equates to an approximate 3.3 percent management fee. The Host Report indicates a range in management fee, based on our identified categories, of 3.3 to 4.4 percent.
At the request of our client, we have applied a management fee of 3.3 percent through our projection period.

PROPERTY TAXES - Included in the property tax expense are real estate taxes. The taxes have been 5.1 to 5.6 percent, slightly higher than the Host report. Based on a review of historical assessments, tax rates and taxes, we estimate property taxes at 5.1 percent of total revenues in year 1 of our projection. This expense is estimated to grow on average 3 percent per year.

INSURANCE - The insurance policy for the Super 8 is part of a blanket policy that covers five hotels owned by Guy Hatfield. This expense consists of business and property insurance. The insurance agent allocates a portion of the total expense to each property. We were given the actual insurance expense which equates to 1.4 percent of total revenue. This expense is projected to grow at 4 percent per year.

RESERVES FOR REPLACEMENT - It is typical for properties to include a reserve in their budget, for items which are expected to wear out and need repair or replacement, prior to the end of the remaining economic life of the building. After talking with the property manager on site, we were informed of items which would be repaired or replaced within the near future. Per a summary from Emily Gross of All American Group, LP, dated November 1994, some of the upcoming renovations expected to be completed in 1995 include painting all the rooms and recarpeting the floors. No cost estimates were provided with the summary, however, since the property has maintained a reserve in the past this fund should cover the upgrades. We have projected a continued reserve for replacement at 3 percent of total revenue.




--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 39

                    INCOME CAPITALIZATION APPROACH CONCLUSION
                          DIRECT CAPITALIZATION METHOD
                          SUPER 8 MOTEL, ROCK FALLS, IL
                                DECEMBER 1, 1994


                         Stabilized income
                         Fiscal year ending
                         November 30, 1995:                        $280,687

                         Overall Capitalization Rate:                 11.50%
                         Capitalized Income:                     $2,440,755

                         Rounded to:                             $2,440,000





--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 40

DIRECT CAPITALIZATION METHOD
The projected stabilized cash flow is on the following page. In order to estimate the value of the property by the Direct Capitalization Method, the estimated stabilized cash flow must be capitalized with an overall capitalization rate. This rate provides a rate of return of and on the investment through the relationship of net operating income to a hotel's sale price. We have consulted a hospitality investor survey published by Korpacz for limited service overall capitalization rates, which indicated 12.44 percent and CB Commercial which indicated 11.3 percent. In past years the desirability of hotel investment has been low. In addition, the Whiteside County is driven by one large and several medium-sized employers. This adds to the risk of an investment. With market conditions improving nationwide, more investor interest in hotel properties, and stability in the local market investors see some potential for occupancy and ADR increases and many are purchasing hotels with the expectation of renovation and reaffiliation. Based upon the above factors, we have chosen an overall rate of 11.5 percent. The conclusion of this method is on the facing page.





--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 41

                     PROJECTED STABILIZED OPERATING RESULTS
                                FISCAL YEAR 1995
                  (DECEMBER 1, 1994 THROUGH NOVEMBER 30, 1995)
                          SUPER 8 MOTEL, ROCK FALLS, IL


                                                        %           % Change
                                   Stabilized           of            Actual
YEAR                                  FY 1995      Revenue           CY 1994
----                              ------------------------------------------
Occupancy                                81.0%                          0.4%
Average Daily Rate                     $37.50                           3.1%
Occupied Rooms                         18,626                           0.4%
Room-nights Available                  22,995                           0.0%
                                  ------------------------------------------

DEPARTMENTAL REVENUE:
                                  ------------------------------------------
  Rooms                               698,473           94.2%           3.5%
  Telephone*                           24,469            3.3%           4.2%
  Other                                18,537            2.5%           1.5%
                                  ------------------------------------------
TOTAL REVENUE                         741,479          100.0%           3.5%
                                  ------------------------------------------

DEPARTMENTAL EXPENSES
                                  ------------------------------------------
  Rooms                               150,172           21.5%           3.3%
  Telephone*                           13,580           55.5%           4.2%
  Other                                     0            0.0%           0.0%
                                  ------------------------------------------
TOTAL DEPT. EXPENSES                  163,752           22.1%           3.4%
                                  ------------------------------------------

DEPARTMENTAL PROFIT
                                  ------------------------------------------
  Rooms                               548,301           78.5%           3.5%
  Telephone*                           10,889           44.5%           4.3%
  Other                                18,537          100.0%           1.5%
                                  ------------------------------------------
GROSS OPER INCOME                     577,727           77.9%           3.5%
                                  ------------------------------------------

LESS GENERAL OPER EXPENSES
                                  ------------------------------------------
  Admin & General                     106,031           14.3%           3.7%
  Marketing                            25,952            3.5%         153.7%
  Energy                               36,332            4.9%           2.5%
  Repairs & Maint.                     34,108            4.6%         -15.4%
                                  ------------------------------------------
TOTAL OPER EXPENSES                   202,424           27.3%           7.6%
                                  ------------------------------------------

                                  ------------------------------------------
HOUSE PROFIT                          375,303           50.6%           1.4%
                                  ------------------------------------------

LESS OTHER EXPENSES
                                  ------------------------------------------
  Management Fee                       24,469            3.3%         -30.0%
  Property Taxes                       37,657            5.1%           4.0%
  Insurance                            10,246            1.4%           3.7%
  Leases                                    0            0.0%           0.0%
                                  ------------------------------------------
TOTAL OTHER EXPENSES                   72,372            9.8%         -10.7%
                                  ------------------------------------------

                                  ------------------------------------------
NET OPERATING INCOME                  302,931           40.9%           4.8%
                                  ------------------------------------------


LESS CAPITAL EXPENSES
                                  ------------------------------------------
Reserves for Replacement               22,244            3.0%         100.0%
                                  ------------------------------------------

                                  ------------------------------------------
NET CASH FLOW                         280,687           37.9%          -7.7%
                                  ------------------------------------------

                  *Telephone revenue is 3.30% of total revenue.
                Telephone expense is 55.5% of telephone revenue.




--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 42

                               PROJECTED CASH FLOW
                          SUPER 8 MOTEL, ROCK FALLS, IL

                                 Projected YE            Projected YE            Projected YE            Projected YE
YEAR                               11/30/95         %      11/30/96         %      11/30/97         %      11/30/98         %
----                             -----------------------------------------------------------------------------------------------
Occupancy                                81.0%                   81.0%                   81.0%                   81.0%
Average Daily Rate                      $37.50                  $38.63                  $39.78                  $40.98
Rooms Occupied                          18,626                  18,626                  18,626                  18,626
Room-Nights Available                   22,995                  22,995                  22,995                  22,995
                                 -----------------------------------------------------------------------------------------------
ADR Growth Rate                                                   3.00%                   3.00%                   3.00%
                                                         -----------------------------------------------------------------------
DEPARTMENTAL REVENUE:
                                 -----------------------------------------------------------------------------------------------
   Rooms                               698,473    94.2%        719,427    94.2%        741,010    94.2%        763,240    94.2%
   Telephone                            24,469     3.3%         25,203     3.3%         25,959     3.3%         26,738     3.3%
   Other                                18,537     2.5%         19,093     2.5%         19,666     2.5%         20,256     2.5%
                                 -----------------------------------------------------------------------------------------------
TOTAL REVENUE                          741,479   100.0%        763,723   100.0%        786,635   100.0%        810,234   100.0%
                                 -----------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES
                                 -----------------------------------------------------------------------------------------------
   Rooms                               150,172    21.5%        154,677    21.5%        159,317    21.5%        164,097    21.5%
   Telephone                            13,580    55.5%        13,9885     5.5%         14,407    55.5%         14,839    55.5%
   Other                                     0     0.0%              0     0.0%              0     0.0%              0     0.0%
                                 -----------------------------------------------------------------------------------------------
TOTAL DEPT. EXPENSES                   163,752    22.1%        168,664    22.1%        173,724    22.1%        178,936    22.1%
                                 -----------------------------------------------------------------------------------------------

DEPARTMENTAL PROFIT
   Rooms                               548,301    78.5%        564,750    78.5%        581,693    78.5%        599,144    78.5%
   Telephone                            10,889    44.5%         11,215    44.5%         11,552    44.5%         11,898    44.5%
   Other                                18,537   100.0%         19,093   100.0%         19,666   100.0%         20,256   100.0%
                                 -----------------------------------------------------------------------------------------------
GROSS OPERATING INCOME                 577,727    77.9%        595,059    77.9%        612,911    77.9%        631,298    77.9%
                                 -----------------------------------------------------------------------------------------------
LESS GENERAL OPERATING EXPENSES
                                 -----------------------------------------------------------------------------------------------
   Admin & General                     106,031    14.3%        109,212    14.3%        112,489    14.3%        115,863    14.3%
   Marketing                            18,537     2.5%         26,730     3.5%         27,532     3.5%         28,358     3.5%
   Energy Costs                         36,332     4.9%         37,422     4.9%         38,545     4.9%         39,701     4.9%
   Repairs & Maint.                     34,108     4.6%         35,131     4.6%         36,185     4.6%         37,271     4.6%
                                 -----------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               195,009    26.3%        208,496    27.3%        214,751    27.3%        221,194    27.3%
                                 -----------------------------------------------------------------------------------------------

                                 -----------------------------------------------------------------------------------------------
HOUSE PROFIT                           382,718    51.6%        386,562    50.6%        398,159    50.6%        410,104    50.6%
                                 -----------------------------------------------------------------------------------------------
LESS OTHER EXPENSES
                                 -----------------------------------------------------------------------------------------------
   Management Fee                       24,469     3.3%         25,203     3.3%         25,959     3.3%         26,738     3.3%
   Property Taxes                       37,657     5.1%         39,164     5.1%         40,730     5.2%         42,360     5.2%
   Insurance                            10,246     1.4%         10,656     1.4%         11,082     1.4%         11,525     1.4%
   Leases                                    0     0.0%              0     0.0%              0     0.0%              0     0.0%
                                 -----------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSE                     72,372     9.8%         75,022     9.8%         77,771     9.9%         80,622    10.0%
                                 -----------------------------------------------------------------------------------------------

                                 -----------------------------------------------------------------------------------------------
NET OPERTING INCOME                    310,346    41.9%        311,540    40.8%        320,388    40.7%        329,482    40.7%
                                 -----------------------------------------------------------------------------------------------
LESS CAPITAL EXPENSES
                                 -----------------------------------------------------------------------------------------------
   Reserves for Replacement             22,244     3.0%         22,912     3.0%         23,599     3.0%         24,307     3.0%
                                 -----------------------------------------------------------------------------------------------

                                 -----------------------------------------------------------------------------------------------
NET CASH FLOW                          288,102    38.9%        288,628    37.8%        296,789    37.7%        305,175    37.7%
                                 -----------------------------------------------------------------------------------------------

                                 Projected YE            Projected YE            Projected YE            Projected YE
YEAR                               11/30/99         %      11/30/00         %      11/30/01         %      11/30/02         %
----                             -----------------------------------------------------------------------------------------------
Occupancy                                81.0%                   81.0%                   81.0%                   81.0%
Average Daily Rate                      $42.21                  $43.47                  $44.78                  $46.12
Rooms Occupied                          18,626                  18,626                  18,626                  18,626
Room-Nights Available                   22,995                  22,995                  22,995                  22,995
                                 -----------------------------------------------------------------------------------------------
ADR Growth Rate                           3.00%                   3.00%                   3.00%                   3.00%
                                 -----------------------------------------------------------------------------------------------
DEPARTMENTAL REVENUE:
                                 -----------------------------------------------------------------------------------------------
   Rooms                               786,138    94.2%        809,722    94.2%        834,013    94.2%        859,034    94.2%
   Telephone                            27,540     3.3%         28,366     3.3%         29,217     3.3%         30,094     3.3%
   Other                                20,864     2.5%         21,489     2.5%         22,134     2.5%         22,798     2.5%
                                 -----------------------------------------------------------------------------------------------
TOTAL REVENUE                          834,541   100.0%        859,577   100.0%        885,365   100.0%        911,926   100.0%
                                 -----------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES
                                 -----------------------------------------------------------------------------------------------
   Rooms                               169,020    21.5%        174,090    21.5%        179,313    21.5%        184,692    21.5%
   Telephone                            15,285    55.5%        15,7435     5.5%        16,2155     5.5%         16,702    55.5%
   Other                                     0     0.0%              0     0.0%              0     0.0%              0     0.0%
                                 -----------------------------------------------------------------------------------------------
TOTAL DEPT. EXPENSES                   184,304    22.1%        189,833    22.1%        195,528    22.1%        201,394    22.1%
                                 -----------------------------------------------------------------------------------------------

DEPARTMENTAL PROFIT
                                 -----------------------------------------------------------------------------------------------
   Rooms                               617,118    78.5%        635,632    78.5%        654,701    78.5%        674,342    78.5%
   Telephone                            12,255    44.5%         12,623    44.5%         13,002    44.5%         13,392    44.5%
   Other                                20,864   100.0%         21,489   100.0%         22,134   100.0%         22,798   100.0%
                                 -----------------------------------------------------------------------------------------------
GROSS OPERATING INCOME                 650,237    77.9%        669,744    77.9%        689,836    77.9%        710,531    77.9%
                                 -----------------------------------------------------------------------------------------------
LESS GENERAL OPERATING EXPENSES
                                 -----------------------------------------------------------------------------------------------
   Admin & General                     119,339    14.3%        122,920    14.3%        126,607    14.3%        130,405    14.3%
   Marketing                            29,209     3.5%         30,085     3.5%         30,988     3.5%         31,917     3.5%
   Energy Costs                         40,893     4.9%         42,119     4.9%         43,383     4.9%         44,684     4.9%
   Repairs & Maint.                     38,389     4.6%         39,541     4.6%         40,727     4.6%         41,949     4.6%
                                 -----------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               227,830    27.3%        234,665    27.3%        241,705    27.3%        248,956    27.3%
                                 -----------------------------------------------------------------------------------------------
                                 -----------------------------------------------------------------------------------------------
HOUSE PROFIT                           422,407    50.6%        435,079    50.6%        448,132    50.6%        461,576    50.6%
                                 -----------------------------------------------------------------------------------------------
LESS OTHER EXPENSES
                                 -----------------------------------------------------------------------------------------------
   Management Fee                       27,540     3.3%         28,366     3.3%         29,217     3.3%         30,094     3.3%
   Property Taxes                       44,054     5.3%         45,816     5.3%         47,649     5.4%         49,555     5.4%
   Insurance                            11,986     1.4%         12,466     1.5%         12,964     1.5%         13,483     1.5%
   Leases                                    0     0.0%              0     0.0%              0     0.0%              0     0.0%
                                 -----------------------------------------------------------------------------------------------
TOTAL OTHER EXPENSE                     83,580    10.0%         86,648    10.1%         89,830    10.1%         93,131    10.2%
                                 -----------------------------------------------------------------------------------------------

                                 -----------------------------------------------------------------------------------------------
NET OPERTING INCOME                    338,827    40.6%        348,432    40.5%        358,302    40.5%        368,445    40.4%
                                 -----------------------------------------------------------------------------------------------
LESS CAPITAL EXPENSES
                                 -----------------------------------------------------------------------------------------------
   Reserves for Replacement             25,036     3.0%         25,787     3.0%         26,561     3.0%         27,358     3.0%
                                 -----------------------------------------------------------------------------------------------
                                 -----------------------------------------------------------------------------------------------
NET CASH FLOW                          313,791    37.6%        322,644    37.5%        331,741    37.5%        341,087    37.4%
                                 -----------------------------------------------------------------------------------------------


                                 Projected YE            Projected YE            Projected YE
YEAR                               11/30/03         %      11/30/04         %      11/30/05         %
----                             -----------------------------------------------------------------------
Occupancy                                81.0%                   81.0%                   81.0%
Average Daily Rate                      $47.50                  $48.93                  $50.40
Rooms Occupied                          18,626                  18,626                  18,626
Room-Nights Available                   22,995                  22,995                  22,995
                                 -----------------------------------------------------------------------
ADR Growth Rate                           3.00%                   3.00%                   3.00%
                                 -----------------------------------------------------------------------
DEPARTMENTAL REVENUE:
                                 -----------------------------------------------------------------------
   Rooms                               884,805    94.2%        911,349    94.2%        938,689    94.2%
   Telephone                            30,996     3.3%         31,926     3.3%         32,884     3.3%
   Other                                23,482     2.5%         24,187     2.5%         24,912     2.5%
                                 -----------------------------------------------------------------------
TOTAL REVENUE                          939,283   100.0%        967,462   100.0%        996,486   100.0%
                                 -----------------------------------------------------------------------
DEPARTMENTAL EXPENSES
                                 -----------------------------------------------------------------------
   Rooms                               190,233    21.5%        195,940    21.5%        201,818    21.5%
   Telephone                            17,203    55.5%         17,719    55.5%         18,251    55.5%
   Other                                     0     0.0%              0     0.0%              0     0.0%
                                 -----------------------------------------------------------------------
TOTAL DEPT. EXPENSES                   207,436    22.1%        213,659    22.1%        220,069    22.1%
                                 -----------------------------------------------------------------------

DEPARTMENTAL PROFIT
                                 -----------------------------------------------------------------------
   Rooms                               694,572    78.5%        715,409    78.5%        736,871    78.5%
   Telephone                            13,793    44.5%         14,207    44.5%         14,633    44.5%
   Other                                23,482   100.0%         24,187   100.0%         24,912   100.0%
                                 -----------------------------------------------------------------------
GROSS OPERATING INCOME                 731,847    77.9%        753,803    77.9%        776,417    77.9%
                                 -----------------------------------------------------------------------
LESS GENERAL OPERATING EXPENSES
                                 -----------------------------------------------------------------------
   Admin & General                     134,318    14.3%        138,347    14.3%        142,497    14.3%
   Marketing                            32,875     3.5%         33,861     3.5%         34,877     3.5%
   Energy Costs                         46,025     4.9%         47,406     4.9%         48,828     4.9%
   Repairs & Maint.                     43,207     4.6%         44,503     4.6%         45,838     4.6%
                                 -----------------------------------------------------------------------
TOTAL OPERATING EXPENSES               256,424    27.3%        264,117    27.3%        272,041    27.3%
                                 -----------------------------------------------------------------------

                                 -----------------------------------------------------------------------
HOUSE PROFIT                           475,423    50.6%        489,686    50.6%        504,376    50.6%
                                 -----------------------------------------------------------------------
LESS OTHER EXPENSES
                                 -----------------------------------------------------------------------
   Management Fee                       30,996     3.3%         31,926     3.3%         32,884     3.3%
   Property Taxes                       51,537     5.5%         53,598     5.5%         55,742     5.6%
   Insurance                            14,022     1.5%         14,583     1.5%         15,166     1.5%
   Leases                                    0     0.0%              0     0.0%              0     0.0%
                                 -----------------------------------------------------------------------
TOTAL OTHER EXPENSE                     96,555    10.3%        100,108    10.3%        103,793    10.4%
                                 -----------------------------------------------------------------------

                                 -----------------------------------------------------------------------
NET OPERTING INCOME                    378,868    40.3%        389,578    40.3%        400,584    40.2%
                                 -----------------------------------------------------------------------
LESS CAPITAL EXPENSES
                                 -----------------------------------------------------------------------
   Reserves for Replacement             28,178     3.0%         29,024     3.0%         29,895     3.0%
                                 -----------------------------------------------------------------------

                                 -----------------------------------------------------------------------
NET CASH FLOW                          350,689    37.3%        360,554    37.3%        370,689    37.2%
                                 -----------------------------------------------------------------------

--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 43

DISCOUNTED CASH FLOW METHOD
The projected cash flow for the property is presented on the facing page. In order to complete the valuation of the property using the Discounted Cash Flow Approach, we present our analysis of an appropriate discount rate and capitalization rate, calculate the reversion value of the property at the end of the holding period, and present the conclusions of value.

REVERSION CAPITALIZATION RATE - Terminal capitalization rates are typically higher than "going-in" capitalization rates due to the risk associated with the passage of time and uncertainty into the future. The following table summarizes terminal capitalization rate ranges for limited service hotels as indicated by two investor surveys.



     -----------------------------------------------------------------------------------------
                             Summary Of Terminal Capitalization Rate Ranges
     -----------------------------------------------------------------------------------------
     Publication                          Publication Date        Low       High       Average
     -----------                          ----------------        ---       ----       -------
     CB Commercial Investor Survey          2nd Qtr 1994        10.00%     14.00%       12.00%
     Korpacz Investor Survey                2nd Qtr 1994        10.00%     16.00%       12.54%
     -----------------------------------------------------------------------------------------


After considering the future risks of operations in a property similar to the subject, such as the property's age and condition, we have concluded with a terminal capitalization rate of 12 percent. This rate will be used to capitalize the 11th year income estimate into a reversionary value for the subject property.

DISCOUNT RATE - Discount rates vary according to investor requirements, investor motivations, property characteristics, and market conditions. For this reason we reviewed various interest rates as follows:

          T-Notes - 10 year                                      8.20%
          Corporate Bonds - High Quality                         8.23%
          Corporate Bonds - Medium Quality                       8.53%
          Conventional Fixed Rate Mortgage                       8.15%
          Prime Rate                                             8.50%
          Source:  Wall Street Journal - December 1, 1994


While interest rates have decreased overall in the last few years before 1994, the trend has been edging upwards again. Investors in real estate recognize that real estate is a risky investment and are demanding higher risk premiums. According to the Korpacz Investor Survey, some investors are shifting away from the economy/limited service market due to the lack of existing quality assets. These investors believe the most economical route and one in which they can achieve a greater return is new development. However, the chain-affiliated properties are still the most popular and with REITs entering the investor pool demand is still significant. Consequently, the required rate of return for real estate is still high. The following national organizations periodically survey real estate investors for discount rate information.




--------------------------------------------------------------------------------
                             Arthur Andersen LLP - Real Estate Services Group 44

                    INCOME CAPITALIZATION APPROACH CONCLUSION
                           DISCOUNTED CASH FLOW METHOD
                          SUPER 8 MOTEL, ROCK FALLS, IL
                                DECEMBER 1, 1994

Discount Rate:                                   15.00%
Terminal Capitalization Rate:                    12.00%
Sales cost:                                       3.00%

                                           ---------------------------------------------------------------------------------------
Fiscal Year (August 15 through August 14)      1995           1996           1997           1998           1999           2000
                                           ---------------------------------------------------------------------------------------
Income                                         $288,102       $288,628       $296,789       $305,175       $313,791       $322,644
+ Reversion
Total                                          $288,102       $288,628       $296,789       $305,175       $313,791       $322,644
x Discount Factor                                0.8696         0.7561         0.6575         0.5718         0.4972         0.4323
PV of Cash Flow & Reversion                    $250,523       $218,245       $195,144       $174,485       $156,010       $139,488
                                           ---------------------------------------------------------------------------------------
                                           ------------------------------------------------------------------------
Fiscal Year (August 15 through August 14)      2001           2002           2003           2004           2005
                                           ------------------------------------------------------------------------
Income                                         $331,741       $341,087       $350,689       $360,554       $370,689
+ Reversion                                                                                2,996,403
Total                                          $331,741       $341,087       $350,689     $3,356,957
x Discount Factor                                0.3759         0.3269         0.2843         0.2472
PV of Cash Flow & Reversion                    $124,714       $111,502        $99,688       $829,788


Total Present Value:                         $2,299,585

Rounded to:                                  $2,300,000


      ----------------------------------------------------------------------------------------
                                Summary Of Discount Rate Surveys
      ----------------------------------------------------------------------------------------
                                                                          Discount Rates
      ----------------------------------------------------------------------------------------
      Publication                         Publication Date        Low        High      Average
      -----------                         ----------------        ---        ----      -------
      CB Commercial Investor Survey         2nd Qtr 1994         8.00%      17.00%      12.90%
      Korpacz Investor Survey               2nd Qtr 1994        11.00%      20.00%      15.58%
      PKF Investor Survey                   4th Qtr 1993        12.00%      20.00%      16.50%
      ----------------------------------------------------------------------------------------

The subject's ADR and occupancy have steadily increased each year since 1992, and are well above the average limited service motel. For this reason, we have chosen a discount rate of 15 percent.

REVERSION VALUE - The reversion value at the end of the 10th full year of the holding period is based on the 11th year cash flow capitalized using a terminal capitalization rate of 12 percent. We have deducted an amount equal to 3 percent of the total reversion value to represent the costs of sale upon the reversion.

The discounted cash flow calculation is presented on the facing page. As shown, the fee simple value indicated by the discounted cash flow method is $2,300,000.

CONCLUSION OF THE INCOME CAPITALIZATION APPROACH
Buyers and sellers of this type of property place heavy emphasis on the direct capitalization method, which considers how the property is performing at this moment in time under the current market conditions. This method is also a good indication of value when the property is at a stabilized level The discounted cash flow method is also a good indication of value because it takes into
account volatility in the market in future years.   Accordingly, placing equal
emphasis on both methods we estimate the value by the income capitalization approach, as of December 1, 1994, to be $2,370,000.




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                             Arthur Andersen LLP - Real Estate Services Group 46

                     RECONCILIATION AND FINAL VALUE ESTIMATE

The results of the three approaches to value are as follows:


                    Cost Approach                                $2,370,000
                    Sales Comparison Approach                    $2,140,000
                    Income Capitalization Approach
                         DIRECT CAPITALIZATION                   $2,440,000
                         DISCOUNTED CASH FLOW                    $2,300,000

The three approaches to value are utilized whenever possible in order to provide a check whereby all factors are considered in each approach. Inherent in each approach is an interpretation of market conditions as they affect the subject property. If only one approach is used, a factor may be overlooked or misinterpreted. The quality and the quantity of the data in each approach has been considered, along with the relevancy of each to the subject.

The cost approach relies on the proposition that the market value of the property is no more than the cost of producing a substitute with the same utility as the subject. Our estimate under the cost approach assumed fee simple interest as a going concern. The approach is reasonably accurate in establishing replacement cost, but less so in establishing physical deterioration and functional and external obsolescence, especially for older buildings. The cost approach was used as a check to the reasonableness of the income capitalization approach.

The sales comparison approach reflects the behavior of buyers and sellers transferring property. Buyers and sellers of hotels compare properties that have sold and those that are offered for sale in the marketplace so they pay no more than the least amount that a prudent seller would accept. This approach relies heavily on the availability of sale data and the willingness of buyers and/or sellers to reveal details of the transactions. Since the buyers and/or sellers were not willing to divulge many facts we were unable to fully verify pertinent details of the sales. In addition, two of the available sales in smaller markets were dated. Therefore, this approach was given little to no consideration in our final value conclusion.

The income capitalization approach is generally regarded as the most reliable technique for estimating the value of an income producing property. This approach primarily emphasizes the economic productivity of the asset. It is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the valuation date. In this case we have given equal consideration to the direct capitalization method and the discounted cash flow method.



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                             Arthur Andersen LLP - Real Estate Services Group 47

Based on the three approaches to value, with primary consideration given to the income capitalization approach, we estimate that the market value of the fee simple interest in the subject property on a going-concern basis, as of December 1, 1994, was:

                    TWO MILLION THREE HUNDRED SEVENTY THOUSAND DOLLARS
                                               $2,370,000

The allocation for real property, personal property and business value is as follows:

                    Real Property:                               $1,276,000
                    Personal Property:                              224,000
                    Business Value:                                 870,000
                                                                 ----------
                    Total:                                       $2,370,000





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                             Arthur Andersen LLP - Real Estate Services Group 48

                         ADDENDA

                         - Definitions
                         - Floor Plans
                         - Legal Description
                         - Land Sales
                         - Improved Sales
                         - Property Photographs





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                             Arthur Andersen LLP - Real Estate Services Group 49

DEFINITIONS

(Except as noted, all definitions are as cited in THE APPRAISAL OF REAL ESTATE, Tenth Edition, Chicago: Appraisal Institute, 1992.)

HIGHEST AND BEST USE:              The reasonably probable and legal use of
                                   vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and results in the highest value.

MARKET VALUE:                      The most probable price, as of a specified
                                   date, in cash, or in terms equivalent to cash, or in other precisely revealed terms, for which the specified property rights should sell after reasonable exposure in a competitive market under all conditions requisite to fair sale, with the buyer and seller each acting prudently, knowledgeably, and for self-interest, and assuming that neither is under undue duress.

USE VALUE:                         The value a specific property has for a
                                   specific use. Use value focuses on the value the real estate contributes to the enterprise of which it is a part, without regard to the property's highest and best use or the monetary amount that might be realized upon its sale.

GOING-CONCERN VALUE:               The value of a proven property operation.  It
                                   includes the incremental value associated with the business concern, which is distinct from the value of the real estate only.

REPLACEMENT COST NEW:              The estimated cost to construct, at current
                                   prices as of the effective appraisal date, a building with utility equivalent to the building being appraised, using modern materials and current standards, design, and layout.

REPRODUCTION COST NEW:             The estimated cost to construct, at current
                                   prices as of the effective appraisal date, an exact duplicate or replica of the building being appraised, using the same materials, construction standards, design, layout, and quality of workmanship, and embodying all the deficiencies, superadequacies, and obsolescence of the subject building.

ACCRUED DEPRECIATION:              The difference between the reproduction or
                                   replacement cost of the improvements on the effective date of the appraisal and the market value of the improvements on the same date.




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

PHYSICAL DETERIORATION:            A reduction in utility resulting from an
                                   impairment of physical condition.

FUNCTIONAL OBSOLESCENCE:           An impairment of the functional capacity of a
                                   property or building according to market tastes and standards.

EXTERNAL OBSOLESCENCE:             The diminished utility of a structure due to
                                   negative influences emanating from outside the building.




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                             Arthur Andersen LLP - Real Estate Services Group 51

GRAPH DESCRIPTION:       ROCK FALLS, ILLINOIS'S FLOOR PLAN SHOWING THE FIRST
                         FLOOR






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                             Arthur Andersen LLP - Real Estate Services Group 52

GRAPH DESCRIPTION:       ROCK FALLS, ILLINOIS'S FLOOR PLAN SHOWING THE SECOND
                         FLOOR




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                             Arthur Andersen LLP - Real Estate Services Group 53

                                LEGAL DESCRIPTION

          The following is the legal description of the property:

               Part of the Southeast Quarter of Section 33, Township 21 North, Range 7 East of the Fourth Principal Meridian, Whiteside County, Illinois described as follows: Beginning at a point on the North line of the Southeast Quarter of the Southeast Quarter of said
               Section 33, 640.0 feet West of the Northeast corner thereof; thence South parallel with the East line of said Section 33, 50.0 feet; thence East parallel with the said North line of the Southeast Quarter of the Southeast Quarter, 531.67 feet to the Westerly right of way line of Illinois Route 88; thence Northerly on the said Westerly right of way to a point 150 feet North of the said North line of the Southeast Quarter of the Southeast Quarter; thence west parallel with the said North line, 534.0 feet to a point 640.0 feet West of the said East line of section 33; thence South parallel with the said East line, 150.0 feet to the said point of beginning, subject to an easement over the Westerly 33 feet of the above described property for future roadway purposes.



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                             Arthur Andersen LLP - Real Estate Services Group 54

LAND SALE  1

IDENTIFICATION

Address:                        Highway 30 and 12th Avenue
City, County, State:            Rock Falls, Whiteside County, IL

TRANSACTION DATA

Grantor:                        Amcore Trust Co., Administrator of the William
                                A. Blum estate
Grantee:                        Joseph P. McDonald and Joseph C. McDonald
Deed:                           Book 8985-94
Date of Sale:                   October 1994
Sale Price:                     $45,000
Price / Square Foot:            $1.03
Financing:                      Market


PHYSICAL DATA

Land Area:                      43,560 square feet
Utilities:                      All available
Zoning:                         B-1, Commercial


CONFIRMATION:                   Broker; Whiteside County Recorders Office

REMARKS: A funeral home is currently under construction on the site.




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                             Arthur Andersen LLP - Real Estate Services Group 55

LAND SALE  2

IDENTIFICATION

Address:                        110 E. Lynn Boulevard
City, County, State:            Sterling, Whiteside County, IL

TRANSACTION DATA

Grantor:                        Y&D Limited Partnership
Grantee:                        Thomas Dale Finney
Deed:                           Book 2014-92
Date of Sale:                   March 1992
Sale Price:                     $60,000
Price / Square Foot:            $0.83
Financing:                      Market


PHYSICAL DATA

Land Area:                      72,310 square feet
Utilities:                      All available
Zoning:                         B-11, Retail Business District


CONFIRMATION:                   Mark Arians (Appraiser); Whiteside County
Recorders Office

REMARKS: A building occupied by Finney Chiropractic Health Center has been developed on the site. Zoning would need to be changed to put up a motel.




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                             Arthur Andersen LLP - Real Estate Services Group 56

LAND SALE  3

IDENTIFICATION

Address:                        3208 E. Lincolnway
City, County, State:            Sterling, Whiteside County, IL

TRANSACTION DATA

Grantor:                        Carol J. Erling
Grantee:                        Wolohan Lumber
Deed:                           Book 1856-90
Date of Sale:                   March 1990
Sale Price:                     $700,000
Price / Square Foot:            $1.11
Financing:                      Market


PHYSICAL DATA

Land Area:                      632,056 square feet
Utilities:                      All available
Zoning:                         B-3, General Wholesale and Business District


CONFIRMATION:                   Mark Arians (Appraiser); Whiteside County
                                Recorders Office

REMARKS: A two-story house and barn were on the site at the time of sale.




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                             Arthur Andersen LLP - Real Estate Services Group 57

LISTING

IDENTIFICATION

Address:                        2100 Block of 1st Avenue
City, County, State:            Rock Falls, Whiteside County, IL

TRANSACTION DATA

Grantor:                        N/A
Grantee:                        N/A
Deed:                           N/A
Date of Sale:                   N/A
Asking Price:                   $360,000
Price / Square Foot:            $1.38
Financing:                      N/A


PHYSICAL DATA

Land Area:                      261,360 square feet
Utilities:                      All available
Zoning:                         B-1, Commercial


CONFIRMATION:                   Listing agent

REMARKS: No offers or contracts have been made on the site. The parcel is in front of a free-standing Walgreens.




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                             Arthur Andersen LLP - Real Estate Services Group 58

IMPROVED SALE  1--HOLIDAY INN EXPRESS


Property Address:                                 11111 W. North Avenue
                                                  Wauwatosa, WI


TRANSACTION DATA
Date of Sale:                                     June 1994
Grantor:                                          MBC, Inc.
Grantee:                                          RFS Partnership LP
Property Rights Transferred:                      Fee Simple
Sale Price:                                       $5,510,000
Cash Equivalent Sales Price:                      $5,510,000
Sales Price/Room:                                 $45,164

Personal Property Included in Sales Price:        Yes
Financing/Terms of Sale:                          Market


PHYSICAL FEATURES:
Year Completed:                                   1985+/-
Number of Units:                                  122
Property Description:                             N/A

CONFIRMATION                                      Milwaukee County Register of
                                                  Deeds Office

REMARKS The property was part of a package of 16 hotels, purchased for $96.3 million, and included 4,162 rooms in 16 states.




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                             Arthur Andersen LLP - Real Estate Services Group 59

IMPROVED SALE  2--HAMPTON INN


Property Address:                                 13330 S. Cicero
                                                  Crestwood, IL


TRANSACTION DATA
Date of Sale:                                     January 1994
Grantor:                                          N/A
Grantee:                                          N/A
Property Rights Transferred:                      Fee Simple
Sale Price:                                       $3,575,000
Cash Equivalent Sales Price:                      $3,575,000
Sales Price/Room:                                 $29,065

Personal Property Included in Sales Price:        Yes
Financing/Terms of Sale:                          Market


PHYSICAL FEATURES:
Year Completed:                                   1990
Number of Units:                                  123
Property Description:                             N/A

CONFIRMATION                                      Southwest Hospitality
                                                  Management (Part of General
                                                  Partnership) - Owner & Manager

REMARKS                                           Amenities include an indoor
                                                  pool and a fitness center




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                             Arthur Andersen LLP - Real Estate Services Group 60

IMPROVED SALE  3--KNIGHTS INN MOTEL

Property Address:                              4110 State Road 26 East
                                               Lafayette, IN


TRANSACTION DATA
Date of Sale:                                  April 1991
Grantor:                                       L.B. Investments (Cardinal
                                               Industries)
Grantee:                                       B. G. Pinehurst, Inc.
Property Rights Transferred:                   Fee Simple
Sale Price:                                    $2,500,000
Cash Equivalent Sales Price:                   $2,500,000
Sales Price/Room:                              $22,321

Personal Property Included in Sales Price:     Yes
Financing/Terms of Sale:                       10% down with market financing


PHYSICAL FEATURES:
Year Completed:                                1987
Number of Units:                               112
Property Description:                          Four prefabricated wood frame
                                               structures

CONFIRMATION                                   Assessor's files, confidential
                                               source, and Mitchell Appraisals,
                                               inc.

REMARKS Amenities include an in-ground pool. The ADR was $32.31 and the occupancy 69% at the time of sale. The overall cap rate was 14%.




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                             Arthur Andersen LLP - Real Estate Services Group 61

IMPROVED SALE  4-- KNIGHTS INN MOTEL

Property Address:                              I-94 and U.S. 421
                                               Michigan City, IN


TRANSACTION DATA
Date of Sale:                                  April, 1991
Grantor:                                       N/A
Grantee:                                       N/A
Property Rights Transferred:                   Fee Simple
Sale Price:                                    $2,369,000
Cash Equivalent Sales Price:                   $2,369,000
Sales Price/Room:                              $22,779

Personal Property Included in Sales Price:     Yes
Financing/Terms of Sale:                       Market


PHYSICAL FEATURES:
Year Completed:                                1986
Number of Units:                               104
Property Description:                          Prefabricated wood frame
                                               structure

CONFIRMATION                                   Draper & Kramer, Incorporated

REMARKS                                        Amenities include outdoor pool.



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                             Arthur Andersen LLP - Real Estate Services Group 62

    [COLOR PHOTOGRAPHS SHOWING THE MAIN ENTRANCE AND A TYPICAL GUEST ROOM]




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                             Arthur Andersen LLP - Real Estate Services Group 63